Ex-10.1

EXECUTION VERSION

CREDIT AND GUARANTEE AGREEMENT

dated as of September 30, 2010

among

CLOPAY AMES TRUE TEMPER HOLDING CORP.,

as Borrower,

CLOPAY AMES TRUE TEMPER LLC

and

CERTAIN SUBSIDIARIES OF CLOPAY AMES TRUE TEMPER HOLDING CORP.,

as Guarantors,

THE LENDERS PARTY HERETO,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Lead Arrangers, Lead Bookrunners and Syndication Agents,

$375,000,000 Senior Secured Term Loan Facility

4.13.	Disclosure	66
4.14.	Use of Credit	66
4.15.	Burdensome Agreements	66
4.16.	Insurance	67
4.17.	Capitalization and Subsidiaries	67
4.18.	Labor Matters	67
4.19.	Security Interest in Collateral	67
4.20.	Holdings	68
4.21.	Certain Fees	68
4.22.	Solvency	68
4.23.	Related Agreements	68
4.24.	PATRIOT Act	68

SECTION 5. AFFIRMATIVE COVENANTS		69
5.1.	Financial Statements and Other Information	69
5.2.	Notices of Material Events	72
5.3.	Existence; Conduct of Business	73
5.4.	Payment of Obligations	73
5.5.	Maintenance of Properties	74
5.6.	Maintenance of Insurance	74
5.7.	Books and Records; Inspection Rights	74
5.8.	Lenders Meetings	74
5.9.	Compliance with Laws and Contractual Obligations	74
5.10.	Use of Proceeds	74
5.11.	Casualty and Condemnation	75
5.13.	Collateral; Further Assurances	75

SECTION 6. NEGATIVE COVENANTS		76
6.1.	Indebtedness; Guarantees	76
6.2.	Liens	79
6.3.	Mergers, Consolidations, Etc.	81
6.4.	Dispositions	81
6.5.	Lines of Business	83
6.6.	Investments and Acquisitions	83
6.7.	Restricted Payments	85
6.8.	Transactions with Affiliates	87
6.9.	Restrictive Agreements	88
6.10.	Hedge Agreements	89
6.11.	Financial Covenants	89
6.12.	Stock Issuance	90
6.13.	Modifications of Certain Documents	91
6.14.	Passive Holding Company Status	91
6.15.	Sale and Leaseback Transactions	91
6.16.	Capital Expenditures	91
6.17.	Fiscal Year	92

SECTION 7. GUARANTY		92
7.1.	Guarantee of the Obligations	92
7.2.	Contribution by Guarantors	92
7.3.	Payment by Guarantors	93
7.4.	Liability of Guarantors Absolute	93
7.5.	Waivers by Guarantors	95
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	96
7.7.	Subordination of Other Obligations	97
7.8.	Continuing Obligations Guarantee	97
7.9.	Authority of Guarantors or Borrower	97
7.10.	Financial Condition of Borrower	97
7.11.	Bankruptcy, Etc.	97
7.12.	Discharge of Obligations Guarantee upon Sale of Guarantor	98

SECTION 8. EVENTS OF DEFAULT		98

SECTION 9. AGENTS		101
9.1.	Appointment of Agents	101
9.2.	Powers and Duties	101
9.3.	General Immunity	102
9.4.	Agents Entitled To Act as Lender	103
9.5.	Lenders’ Representations, Warranties and Acknowledgment	103
9.6.	Right to Indemnity	104
9.7.	Successor Administrative Agent and Collateral Agent	104
9.8.	Collateral Documents and Obligations Guarantee	106
9.9.	Withholding Taxes	107

SECTION 10. MISCELLANEOUS		108
10.1.	Notices	108
10.2.	Expenses	110
10.3.	Indemnity	110
10.4.	Set-Off	111
10.5.	Amendments and Waivers	111
10.6.	Successors and Assigns; Participations	113
10.7.	Independence of Covenants	116
10.8.	Survival of Representations, Warranties and Agreements	117
10.9.	No Waiver; Remedies Cumulative	117
10.10.	Marshalling; Payments Set Aside	117
10.11.	Severability	117
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	117
10.13.	Headings	118
10.14.	APPLICABLE LAW	118
10.15.	CONSENT TO JURISDICTION	118
10.16.	WAIVER OF JURY TRIAL	118
10.17.	Confidentiality	119
10.18.	Usury Savings Clause	120
10.19.	Counterparts	120

10.20.	Effectiveness; Entire Agreement	120
10.21.	PATRIOT Act	121
10.22.	Electronic Execution of Assignments	121
10.23.	No Fiduciary Duty	121

SCHEDULES:	2.1	Term Loan Commitments
	3.1(h)	Collateral and Guarantee Requirement
	4.7(a)	Real Property
	4.7(b)	Intellectual Property
	4.8	Litigation and Environmental Matters
	4.15	Burdensome Agreements
	4.16	Insurance
	4.17	Capitalization and Subsidiaries
	4.18	Labor Matters
	4.19	Security Interest in Collateral
	5.2	Material Amendments
	6.1	Certain Indebtedness and Guarantees
	6.2	Certain Liens
	6.6	Certain Investments
	6.9	Restrictive Agreements
	6.15	Sale and Leaseback Transactions
	10.1	Notices

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Compliance Certificate
	C	Opinions of Counsel
	D	Assignment Agreement
	E	Certificate re: Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Intercreditor Agreement
	J	Mortgage
	K	Intercompany Note
	L	Auction Procedures

CREDIT AND GUARANTEE AGREEMENT

This CREDIT AND GUARANTEE AGREEMENT, dated as of September 30, 2010, is entered into by and among CLOPAY AMES TRUE TEMPER HOLDING CORP., a Delaware corporation (“Borrower”); CLOPAY AMES TRUE TEMPER LLC, a Delaware limited liability company (“Holdings”), and CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors; the LENDERS party hereto from time to time; and GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), as Administrative Agent and as Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the meanings set forth for such terms in Section 1.1;

WHEREAS, Acquisition Sub entered into the Purchase Agreement, pursuant to which Acquisition Sub has agreed to acquire the Acquired Business;

WHEREAS, Lenders have agreed to extend Term Loans to Borrower, in an aggregate principal amount of $375,000,000;

WHEREAS, Borrower has agreed to secure the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all Term Collateral held by it and a Second Priority Lien on all ABL Collateral held by it; and

WHEREAS, each Guarantor has agreed to Guarantee the Obligations and to secure the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all Term Collateral held by it and a Second Priority Lien on all ABL Collateral held by it.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Collateral” as defined in the Intercreditor Agreement.

“Acquired Business” means CHATT Holdings Inc., a Delaware corporation, and its Subsidiaries as of July 19, 2010, the date of the execution of the Purchase Agreement (including the Acquired Company).

“Acquired Company” means Ames True Temper, Inc., a Delaware corporation.

“Acquisition” means the purchase by Acquisition Sub of all outstanding Equity Interests of CHATT Holdings Inc., a Delaware corporation, in accordance with and pursuant to the terms of the Purchase Agreement.

“Acquisition Sub” means Clopay Acquisition Corp., a Delaware corporation that is a subsidiary of Borrower and is a Guarantor.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Term Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (i) (a) the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if the Reuters Screen shall cease to be available, the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Goldman Sachs Bank USA for deposits (for delivery on the first day of such Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.75% per annum.

“Administrative Agent” means GSLP, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case, whether administrative, judicial or otherwise, by or before any Governmental Authority or arbitrator, that is pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (a) Administrative Agent, (b) Collateral Agent, (c) each Syndication Agent and (d) any auction manager appointed in connection with a repurchase by Borrower of Term Loans pursuant to Section 2.10(c).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guarantee Agreement, dated as of September 30, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means any currency other than Dollars that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market.

“Applicable Margin” means, for any day, (i) 5.00% per annum, in the case of a Base Rate Term Loan and (ii) 6.00% per annum, in the case of a Eurodollar Rate Term Loan.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Term Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Term Loans.  A Eurodollar Rate Term Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Term Loans shall be adjusted automatically on and as of the Closing Date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means GSLP and DBSI, in their capacities as joint lead arrangers for the term loan facility established hereunder.

“Asset Sale” means any sale, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition of assets made in reliance on Section 6.4(e), other than any such disposition resulting in aggregate Net Asset Sale Proceeds not exceeding $2,000,000 in a single transaction or a series of related transactions and not exceeding $5,000,000 when aggregated with the Net Asset Sale Proceeds of other such dispositions during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications thereto as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Availability” has the meaning assigned to such term in the Revolving Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Term Loan with an Interest Period of one month commencing on such day and

(b) the excess of the Applicable Margin with respect to Eurodollar Rate Term Loans over the Applicable Margin with respect to Base Rate Term Loans; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 2.75% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Term Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Term Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Term Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP. For purposes of Section 6.1, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) direct obligations issued by any state of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than 270 days (or 90 days, in the case of any investment in commercial paper held pursuant to Section 2.11(a), (b) or (c) in a Deposit Account constituting Term Collateral) from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, bankers’ acceptances or time deposits maturing within 180 days (or 90 days, in the case of any investments in certificates of deposit, bankers’ acceptances or time deposits held pursuant to Section 2.11(a), (b) or (c) in a

Deposit Account constituting Term Collateral) from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America, or any State thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (i) any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder) (a) shall have acquired ownership or control, directly or indirectly, beneficially or of record, of 35% or more on a fully diluted basis of the aggregate voting power and/or aggregate economic interest represented by the issued and outstanding Equity Interests of Control Person or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Control Person; (ii) prior to a Permitted Change of Control Transaction, Griffon shall beneficially own and control, directly or indirectly, less than 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Holdings; (iii) Holdings shall beneficially own and control, directly or indirectly, less than 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Control Person shall cease to be occupied by Persons who either (a) were members of the board of directors of Control Person on the Closing Date or (b) were nominated for election by the board of directors of Control Person, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any “change of control” (as such term is defined in the Revolving Credit Agreement) under the Revolving Credit Agreement shall occur.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” as defined in the Pledge and Security Agreement.

“Collateral Agent” means GSLP, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) Administrative Agent shall have received from Holdings and each of its Domestic Subsidiaries (other than any Immaterial Subsidiary) either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Guarantor” (or “Borrower”, in the case of Borrower) or (ii) in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) Collateral Agent shall have received from Borrower, Holdings and each Domestic Subsidiary (other than any Immaterial Subsidiary) either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Domestic Subsidiary (other than an Immaterial Subsidiary), or a Domestic Subsidiary that ceases to be an Immaterial Subsidiary, in each case after the Closing Date, Administrative Agent shall have received documents and opinions of the type referred to in Sections 3.1(b), 3.1(h) and 3.1(k) with respect to such Domestic Subsidiary;

(d) all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement and, in the case of Equity Interests in any first-tier Foreign Subsidiary (other than any Immaterial Subsidiary), where the Collateral Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness of Griffon and its Affiliates, Holdings, the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note (and no other instrument) and (ii) such Intercompany Note (along with any other promissory notes evidencing Indebtedness of any other Person in a principal amount of $250,000 or more that is owing to any Credit Party, if any) shall have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received such Intercompany Notes (and any such promissory notes), together with undated instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to Collateral Agent for filing, registration or recording;

(g) Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Estate Asset duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable First Priority Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Encumbrances, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) if any Material Real Estate Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents (including an opinion of counsel (which shall be reasonably satisfactory to the Collateral Agent) in each state in which Material Real Estate Assets are located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent) as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset; and

(h) with respect to each Deposit Account (other than (x) any Deposit Account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses and (y) Deposit Accounts with a balance not exceeding $25,000 individually or $100,000 in the aggregate) and each securities account maintained by any Credit Party with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement.

Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Perfection Certificate, the Control Agreements, the Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Combined Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or is reasonably likely to be materially adverse to the financial condition or results of operations, assets, liabilities or business of Holdings, the Acquired Business and their respective subsidiaries, taken as a whole (the “Combined Business”); provided that any material adverse change (including a prospective change) to the Combined Business’s, taken as a whole, business relationship with The Home Depot Inc., Lowe’s Companies, Inc., Wal-Mart Stores, Inc., Menards, Inc. or Procter & Gamble, Co. or any of their respective subsidiaries or affiliates with whom the Combined Business and its subsidiaries, taken as a whole, has a material business relationship as of the date hereof (collectively, the “Combined Business Major Customers”) shall constitute the basis for a Combined Material Adverse Effect or a material adverse change, since September 30, 2009 (with respect to Holdings and its Subsidiaries) and October 3, 2009 (with respect to the Acquired Business and its Subsidiaries); provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Combined Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by the Purchase Agreement (other than with respect to any of the Combined Business’s and its subsidiaries’ relationships with any Combined Business Major Customer); (b) any adverse change, effect, event, occurrence, state of facts or development affecting the lawn and garden industry (that does not disproportionately affect the Combined Business and its subsidiaries, taken as a whole), the United States economy as a whole or the capital markets in general; (c) any adverse change, event, development, or effect arising from or relating to changes in GAAP; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Purchase Agreement (other than consummation of the closing of the transactions contemplated by the Purchase Agreement itself); or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly involving the United States of America.

“Commitment Letter” means the second amended and restated commitment letter, dated September 8, 2010, among GSLP, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., DBSI, DBTCA, Acquisition Sub and Parent.

“Company Intellectual Property” as defined in Section 4.7(b).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or is reasonably likely to be materially adverse to (i) the financial condition or results of operations, assets, liabilities or business of the Acquired Business and its subsidiaries taken as a whole, provided that any material adverse change (including a prospective change) to the Acquired Business’s and its subsidiaries’, taken as a whole, business relationship with The Home Depot Inc., Lowe’s Companies, Inc. or Wal-Mart Stores, Inc. or any of their respective subsidiaries or affiliates with whom the Acquired Business and its subsidiaries, taken as a whole, has a material business relationship as of the date hereof (collectively, the “Company Major Customers”) shall constitute the basis for a Company Material Adverse Effect or a material adverse change; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by the Purchase Agreement (other than with respect to any of the Acquired Business’s and its subsidiaries’ relationships with any Company Major Customer); (b) any adverse change, effect, event, occurrence, state of facts or development affecting the lawn and garden industry (that does not disproportionately affect the Acquired Business and its subsidiaries, taken as a whole), the United States economy as a whole or the capital markets in general; (c) any adverse change, event, development, or effect arising from or relating to changes in GAAP; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Purchase Agreement (other than consummation of the closing of the transactions contemplated by the Purchase Agreement itself); or (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly involving the United States of America, or (ii) the ability of the Acquired Business to timely consummate the transactions contemplated by the Purchase Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA” means, for any period, the sum of Consolidated Net Income, plus to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) total depreciation and amortization expense, (c) provisions for foreign, Federal, state and local income taxes, (d) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period, and it being understood that any write-down or write-off of current assets is not a non-Cash charge), (e) Transaction Costs (if incurred prior to the date that is 90 days after the Closing Date), (f) management fees paid to Castle Harlan, Inc. pursuant to the Acquired Business Management Agreement (if paid prior to the Closing Date), (g) restructuring charges incurred in connection with the closing and restructuring of idle facilities (excluding restructuring charges incurred in connection with the Louisville, Kentucky facility and the internal legal entity restructuring of Garant Inc.) and non-recurring restructuring charges incurred in connection with consolidation of facilities of Clopay Building Products Company; provided that (x) the aggregate amount of such charges referred to in this clause (g) that occurred during any portion of such period prior to the Closing Date shall not exceed $9,000,000 and (y) the aggregate amount of such charges referred to in clause (g) for all periods ending after the Closing Date shall not exceed $7,000,000, and (h) expenses related to the acquisition of West Barrows Mix Pty Ltd., in aggregate amount not to exceed $2,000,000, (i) any severance or similar one-time compensation charges in an aggregate amount not to exceed $5,000,000 in any four Fiscal-Quarter period; provided that the aggregate amount of such charges for all periods ending after the Closing Date shall not exceed $10,000,000, (j) any losses that are both infrequent and unusual, (k) fees, expenses and charges relating to any offering of Equity Interests or Indebtedness of Holdings or its Subsidiaries or any Permitted Acquisition, (l) stock options or other equity-based compensation charges that are non-Cash, (m) any dividend on preferred Equity Interests (other than Disqualified Interests) and (n) any after-tax losses attributable to Asset Sales, Insurance/Condemnation Events, returned surplus assets of any Pension Plan or repurchase by Borrower of Term Loans pursuant to Section 2.10(c), minus (ii) the sum of (a) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), (b) any gains that are both infrequent and unusual, (c) any after-tax gains attributable to Asset Sales, Insurance/Condemnation Events, returned surplus assets of any Pension Plan or repurchase by Borrower of Term Loans pursuant to Section 2.10(c), (d) payments received from the distribution of tariffs collected under the U.S. Continued Dumping and Subsidy Offset Act of 2000 and (e) any payments permitted by Section 6.7(a)(ii) made by Borrower to Holdings that do not otherwise reduce Consolidated Adjusted EBITDA.

“Consolidated Capital Expenditures” means, for any period, expenditures during such period (including expenditures made by the Acquired Business prior to the Closing Date) for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Group Members prepared in accordance with GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount equal to:

(i) the sum, without duplication, of (a) Consolidated Net Income (after adjustments for any after-tax losses or gains attributable to Asset Sales or  Insurance/Condemnation Events) for such Fiscal Year, plus, (b) to the extent deducted in determining Consolidated Net Income for such Fiscal Year, the sum, without duplication, of amounts for non-Cash charges and losses deducted in determining Consolidated Net Income, including for depreciation expense and amortization expense (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash item in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such Fiscal Year paid from Internally Generated Cash (and, in the case of clause (2) below, from additional Cash equity contributions to Holdings from Griffon and its Subsidiaries (other than Group Members)) of (1) scheduled repayments of Indebtedness for borrowed money (excluding scheduled repayments of the Term Loans and excluding repayments of Revolving Loans or other revolving extensions of credit except to the extent any such repayment is accompanied by a permanent reduction in related commitments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) (x) the scheduled repayments of the Term Loans and (y) the aggregate principal amount of Term Loans voluntarily prepaid by Borrower pursuant to Section 2.10(a) and (b) during such Fiscal Year and (3) the aggregate amount of Consolidated Capital Expenditures made by Holdings and its Subsidiaries in cash during such Fiscal Year, plus (b) to the extent recognized in determining Consolidated Net Income for such Fiscal Year, other non-Cash gains for such Fiscal Year.  As used in this clause (ii), “scheduled repayments of Indebtedness” do not include mandatory prepayments or voluntary prepayments, and repurchases of Term Loans pursuant to Section 2.10(c) shall not be taken into account in the calculation of Consolidated Excess Cash Flow.

“Consolidated Interest Expense” means, for any period, total Cash interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with or acquired by any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which any Group Member has an ownership interest, except the income of such Person shall be included to the extent that any such income is actually received from such Person by such Group Member in the form of dividends or similar distributions, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (d) (to the extent not included in clauses (a) through (c) above) any extraordinary gains or losses in accordance with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries outstanding as of such date, whether or not such Indebtedness would be reflected on a balance sheet, determined on a consolidated basis in accordance with GAAP (and without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principal that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet as being below the stated principal amount of such Indebtedness) and (b) Indebtedness of Holdings and its Subsidiaries of the type referred to in clause (vi) of the definition of “Indebtedness” (other than any such Indebtedness consisting of letters of credit that do not support Indebtedness).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Holdings and its Subsidiaries over Consolidated Current Liabilities of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment for any period, there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition made during such period; provided that there shall be included with respect to any Permitted Acquisition made during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Permitted Acquisition as of the time of such acquisition exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any agreement, instrument or other undertaking to which that Person is a party or by which it or any of its properties is bound.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means, with respect to any Deposit Account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to Collateral Agent, duly executed and delivered by Collateral Agent, such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Control Person” means (i) prior to a Permitted Change of Control Transaction, Griffon, and (ii) thereafter, Holdings.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G.

“Covenant Defeasance”, with respect to any Senior Notes, as defined under the Senior Notes Indenture under which such Senior Notes were issued.

“Credit Document” means any of this Agreement, the Notes, if any, the Intercreditor Agreement, the Collateral Documents and all other documents, certificates, instruments, fee letters or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection herewith prior to, on or after the date hereof.

“Credit Parties” means Borrower and the Guarantors.

“DBSI” means Deutsche Bank Securities Inc.

“DBTCA” means Deutsche Bank Trust Company Americas.

“Default” means a condition or event that (a)  constitutes an Event of Default or (b)  after notice or lapse of time or both (unless cured or waived), would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined using the Exchange Rate with respect to such currency in effect for such amount on such date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided neither Griffon, Parent, any Credit Party nor any Affiliate thereof (other than GSLP and any Affiliate thereof, except Griffon, Parent, Holdings or any of their respective Subsidiaries) shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Contribution” means a cash equity contribution (direct or indirect) from Griffon to Holdings in an aggregate amount equal to the excess of $196,000,000 over the aggregate amount of  unrestricted freely available Cash-on-hand of Holdings and its Subsidiaries as of the Closing Date (before giving effect to the Acquisition); provided that any Equity Interests issued in respect thereof should be common Equity Interests of Holdings.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a

Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate Term Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any day, with respect to Dollars in relation to any Alternative Currency, the rate at which Dollars may be exchanged into such currency, as set forth on such day on the applicable Reuters World Currency Page.  In the event such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates, or such other method, as may be determined by the Borrower (subject to the approval of Administrative Agent, not to be unreasonably withheld), and such determination shall be conclusive and binding, absent manifest error.

“Existing Debt Agreements” means all agreements, undertakings, instruments and other documents in effect immediately prior to the Closing Date under which Holdings or any of its Subsidiaries has any Indebtedness (other than Indebtedness set forth on Schedule 6.1), including (i) the Amended and Restated Credit Agreement, dated as of April 7, 2006, as amended, among Ames True Temper, Inc., Acorn Products, Inc., UnionTools, Inc. and Ames True Temper Properties, Inc., as Borrower, ATT Holding Co., as a parent guarantor, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the other lender parties thereto, (ii) the Existing Revolving Credit Agreement and (iii) the Senior Notes Indentures.

“Existing Revolving Credit Agreement” means the Credit Agreement, dated as of June 24, 2008, among Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., as borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent and the other lender parties thereto.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to any consolidated  financial statements of any Person, the certification of the chief financial officer of such Person that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.1(g).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over all other Liens to which such Collateral is subject, other than any Permitted Encumbrances.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on (or, in the case of certain Subsidiaries, about) September 30 of each calendar year.

“Floating Rate Notes” means the Senior Floating Rate Notes due 2012, issued by the Acquired Company, pursuant to the Floating Rate Notes Indenture.

“Floating Rate Notes Indenture” means the Indenture for Senior Floating Notes due 2012, dated January 14, 2005, among the Acquired Company, as Issuer, ATT Holding Co., as Guarantor and The Bank of New York, as Trustee, and the Supplemental Indenture to the Indenture dated January 14, 2005, dated as of December 17, 2007 and among the Acquired Company, Ames U.S. Holding Corp., Ames Holdings, Inc., Ames True Temper Properties, Inc., ATT Holding Co. and The Bank of New York, as Trustee.

“Floating Rate Supplemental Indenture” means a Supplemental Indenture to the Floating Rates Indenture to be entered into on or prior to the Closing Date among the Acquired Company, Ames U.S. Holding Corp., Ames Holdings, Inc., Ames True Temper Properties, Inc., ATT Holding Co. and The Bank of New York, as Trustee, which Supplemental Indenture shall be substantially the same, in form and substance, as the form of Supplemental

Indenture previously delivered to Administrative Agent in connection with the tender offer for the purchase of the Floating Rate Notes.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by Holdings or any ERISA Affiliate.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Griffon” means Griffon Corporation, a Delaware corporation.

“Group Members” means, concurrently with or after the Transactions, the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“GSLP” as defined in the preamble hereto.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of Borrower)).

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrower) that is a party hereto as a “Guarantor” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including Interest Rate Agreements); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) separate audited consolidated financial statements of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT Holding Co. and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of audited consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (b) (i) separate unaudited consolidated quarterly financial statements of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT Holding Co. and its Subsidiaries as of the end of and for each subsequent Fiscal Quarter, consisting of a consolidated balance sheet and the related consolidated  statements of income, stockholders’ equity and cash flows for the twelve-month period, ending on such date and (ii) internal monthly “flash reports” of each of Clopay Holding Co. and its Subsidiaries (prior to the Acquisition) and of ATT Holding Co. and its Subsidiaries as of the end of and for each subsequent calendar month.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lenders” as defined in Section 2.19.

“Immaterial Subsidiary” means, as of any date, any Subsidiary with consolidated total assets of less than $2,500,000, provided that the aggregate consolidated assets of all Immaterial Subsidiaries may not exceed $10,000,000, collectively, at any time (and Borrower will designate in writing to Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Indebtedness” means, as applied to any Person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all Capital Lease Obligations of such Person which are required to be classified as liabilities under GAAP; (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables, accrued expenses and current accounts payable in each case incurred in the ordinary course of business); (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (vii) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (ix) all Guarantees by such Person of

Indebtedness of others; and (x) Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the reasonable and documented costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether commenced or threatened by Holdings or any of its Affiliates or by any other Person and whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Term Loans, the syndication of the credit facility provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)); (ii) the Commitment Letter (and any related fee letter); or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Installment” as defined in Section 2.9.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking, of all or any part of any assets of Borrower or any Subsidiary other than any of the foregoing resulting in aggregate Net Insurance/Condemnation Proceeds not exceeding $2,000,000 from a single event or a series of related events and not exceeding $5,000,000 when aggregated with the Net Insurance/Condemnation Proceeds from all other such events during any Fiscal Year.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means an Intercreditor Agreement dated as of the date hereof, between the Credit Parties, Collateral Agent and the Revolving Collateral Agent, substantially in the form of Exhibit I.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Term Loan that is a Base Rate Term Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Term Loan; and (ii) any Term Loan that is a Eurodollar Rate Term Loan, the last day of each Interest Period applicable to such Term Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Term Loan, an interest period of one, two, three or six months (or, if available to all Lenders, nine or twelve months), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless in the case of Eurodollar Rate Borrowings only, no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period pertaining to Eurodollar Rate Borrowings that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means by any Person, (i) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such person for or in connection with the direct or indirect redemption, purchase or other acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other Securities of any other Person or any capital contribution to any other Person, (ii) the amount of any direct or indirect redemption, purchase or other advance, loan or extension of credit by such Person, to any other Person, or Guarantee or other similar obligation of such Person with respect to any Indebtedness or other obligation of such other Person (other than trade payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loans, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a Guarantee or similar obligation by such Person for the benefit of, such other Person and (iii) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and other Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, and any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means, on any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date).

“Licensed Intellectual Property” means any interest of any Credit Party as licensee or sublicensee under any license of Intellectual Property from any other Person, other than any such interest that has been designated from time to time by Collateral Agent as not being required to be included in the Collateral.

“Licensor Consent and Estoppel” means, with respect to any Licensed Intellectual Property, a letter, certificate or other instrument in writing from the licensor under the related license, pursuant to which, among other things, the licensor consents to the granting of a Lien on such Licensed Property by the applicable Credit Party in favor of Collateral Agent pursuant to the Collateral Documents, such Licensor Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Management Agreement” means the management agreement dated July 8, 1986, between Griffon and Parent.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the validity or enforceability of any material provisions of the Credit Document; or (iii) the Collateral, or Collateral Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens or the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Credit Documents.

“Material Acquisition” means any acquisition, or a series of related acquisitions, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division or line of business of, any Person, if the Acquisition Consideration therefor exceeds $1,000,000 in the aggregate.  The Acquisition constitutes a Material Acquisition.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of any assets, if the gross proceeds received therefrom exceed $1,000,000 in the aggregate.

“Material Indebtedness” means (a) Indebtedness under the Revolving Credit Agreement and (b) any other Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedge Agreements, of one or more Group Members in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset’’ means any fee-owned Real Estate Asset having a fair market value in excess of $100,000 as of the date of the acquisition thereof.

“Maturity Date” means September 30, 2016.

The “Minimum Availability Condition” shall be satisfied if Administrative Agent receives a Borrowing Base Certificate (as of a date, and in form and substance, reasonably satisfactory to the administrative agent under the Revolving Credit Agreement) demonstrating that, after giving effect to Transactions and all borrowings to be made on the Closing Date and the issuance of any letters of credit on the Closing Date under the Revolving Credit Agreement and payment of all Transaction Expenses, the Availability plus, to the extent not already included in the Borrowing Base, Cash of Borrower and Guarantor Subsidiaries, which Cash is unrestricted and unencumbered (except for Liens granted under the Revolving Credit Documents and the Credit Documents and non-consensual Permitted Encumbrances imposed under applicable law) shall not be less than $50,000,000. For the purposes of this definition, the terms “Borrowing Base Certificate” and “Borrowing Base” shall have the meanings assigned to such terms in the Revolving Credit Agreement.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries (providing a summary of such operations consistent with disclosure that would be made by a public company registered with the SEC) for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash (which term, for the purposes of this definition, shall include Cash Equivalents) payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs, fees and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes payable (or reasonably and good faith estimated to be payable) by the seller as a result of any gain recognized in connection with such Asset Sale, (b) attorneys fees, accounting fees, investment banking fees and consulting fees incurred in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans and Indebtedness under the Revolving Credit Documents) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (d) a reasonable escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means, with respect to any Insurance/Condemnation Event, an amount equal to: (i) any Cash (which term, for the purposes of this definition, shall include Cash Equivalents) payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs, fees and expenses incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide costs, fees and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including, without limitation, income taxes payable (or reasonably and good faith estimated to be payable) as a result of any gain recognized in connection therewith and any attorneys fees incurred in connection with such Insurance/Condemnation Event.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.17(c).

“Note” means a promissory note issued to any Lender pursuant to Section 2.4.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arrangers, Lenders or any of them and Secured Hedge Counterparties (other than in each case any of the Revolving Secured Parties, in their capacities as such), under any Credit Document or Secured Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligations Guarantee” means the guaranty of each Guarantor set forth in Section 7.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” means Clopay Corporation, a Delaware corporation.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to Collateral Agent that provides information with respect Holdings, Borrower and each Domestic Subsidiary and their respective assets.

“Permitted Acquisition” means any acquisition (other than the Acquisition) by Borrower or any Guarantor Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, at least 51% of the Equity Interests in, or of all or substantially all of the assets constituting a business unit, division or line of business of, any Person; provided that:

(i) such acquisition shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(ii) in the case of the acquisition of Equity Interests, (i) at least 51% of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of any Credit Party in connection with such acquisition shall be directly and beneficially owned by a Credit Party and (ii) the Person whose Equity Interests are acquired shall become a Subsidiary and, unless such a Subsidiary is an Immaterial Subsidiary, a Guarantor and shall otherwise comply with the requirements of Section 5.13;

(iii) in the case of any acquisition of $10,000,000 or more (whether paid in cash, Securities, the assumption of debt or otherwise), the Borrower shall have delivered to Administrative Agent, at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with Section 6.6(d), together with a reasonably detailed description of such acquisition, including the aggregate Acquisition Consideration for such acquisition, and any other information reasonably required to demonstrate such compliance; and

(iv) such acquisition shall be consensual.

“Permitted Change of Control Transaction” means a “spin-off” transaction whereby all the Equity Interests in Holdings are “spun-off” from Parent to Griffon, and from Griffon ratably to the holders of all the Equity Interests in Griffon, pursuant to which Holdings ceases to be an indirect Subsidiary of Griffon and becomes a public company; provided that (i) any Indebtedness and liabilities of Griffon, Parent or their respective Affiliates (other than the Group Members) assumed by any Group Member in connection with such transaction must be expressly permitted to be assumed under Sections 6.1 and 6.2, (ii) prior to and immediately after giving effect to such transaction, (x) no Default shall have occurred and be continuing and (y) the Credit Parties and their respective Subsidiaries are in compliance with the covenants set forth in Section 6.11 on a Pro Forma Basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010), and Borrower shall have delivered to Administrative Agent a certificate of an Authorized Officer to the effect set forth in clauses (x) and (y), together with reasonably detailed calculations of the Interest Coverage Ratio and the Leverage Ratio, (iii) any potential Tax liability incurred or assumed by any Group Member (either as a primary obligor or as a member of Griffon’s or Parent’s consolidated group) as a result of such spin-off transaction and/or related transactions could not reasonably be expected to have more than an immaterial adverse effect on the Group Members taken as a whole and (iv) any expenses related to or resulting from the accelerated vesting of any equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or its Affiliates in connection with such “spin-off” transaction shall be paid solely by Griffon or its Affiliates (other than the Group Members).

“Permitted Encumbrances” means:

(i) Liens imposed by law for taxes, assessments and governmental charges or claims that are not yet due and payable or are being contested in compliance with Section 5.4;

(ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not material and not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(iii) pledges, deposits and statutory trusts made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8;

(vi) easements, zoning restrictions, rights-of-way, licenses, covenants, other imperfections of title  and similar encumbrances on or other matters affecting real property that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings or any Subsidiary of Holdings;

(vii) with respect to any Leasehold Property, Liens placed upon or suffered by the landlord with respect to the underlying fee estate; and

(viii) other Liens or matters approved by Collateral Agent in any policy of title insurance issued in connection with any Mortgage for a Material Real Estate Asset;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Subordinated Debt” means unsecured Indebtedness of Borrower for borrowed money which (a) matures no earlier than, and does not require any scheduled principal payments prior to, the date that is six months after the Maturity Date, (b) is not subject to any mandatory prepayment, redemption, repurchase, sinking fund or other similar obligation prior to the date that is six months after the Maturity Date, in each case that could require any payment on account of principal in respect thereof prior to the date that is six months after the Maturity Date, (c) is not guaranteed by any Group Member which is not a Guarantor, (d) is subordinated to the Obligations on terms and conditions reasonably satisfactory to Administrative Agent, (e) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable or more restrictive to Borrower than the terms and conditions customary at the time for high-yield subordinated debt securities issued in a public offering (except to the extent otherwise approved by Administrative Agent) and (f) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable or more restrictive to Borrower than the terms and conditions contained in this Agreement; provided that prior to and immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1.

“Pledged Collateral” as defined in the Pledge and Security Agreement.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Collateral Agent, Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and Collateral Agent, such Person’s “Principal Office” as set forth on Schedule 10.1, or such other office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each  Lender.

“Projections” as defined in Section 4.5.

“Pro Forma Basis” means, for purposes of determining compliance with Section 6.11, as of the last day of a Fiscal Quarter (the “Compliance Date”) as a condition to any proposed action or event hereunder (the “Proposed Action”), the calculation of such compliance on the following basis:

(i)            Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on the Compliance Date shall be determined on a pro forma basis in accordance with Section 6.11(c) to give effect to any Material Acquisition or Material Disposition made subsequent to the Compliance Date (including any Material Acquisition or Material Disposition being made in connection with the Proposed Action) as though made on the first day of such period of four consecutive Fiscal Quarters.

(ii)          The Leverage Ratio as of the Compliance Date shall be determined as if Consolidated Total Debt as of the Compliance Date were equal to Consolidated Total Debt as of the date of and after giving effect to the Proposed Action (including any incurrence or payment of Indebtedness in connection therewith).

(iii)         Consolidated Interest Expense for the period of four consecutive Fiscal Quarters ended on the Compliance Date shall be determined on a pro forma basis in accordance with Section 6.11(c) to give effect to any Indebtedness as though (i) any Indebtedness incurred pursuant to Section 6.1(a)(xii), or any other Indebtedness incurred in connection with the Permitted Change of Control Transaction, any Permitted Acquisition or

Restricted Payment, in each case issued or incurred after the Compliance Date (including any such Indebtedness being issued or incurred in connection with the Proposed Action), had been issued or incurred on the first day of such period of four consecutive Fiscal Quarters and (ii) any Indebtedness refinanced or repaid after the Compliance Date (including any Indebtedness being refinanced or repaid in connection with the Proposed Action), to the extent refinanced or repaid with the proceeds of any Indebtedness included in the determination pursuant to clause (i) above, had been refinanced or repaid on the first day of such period of four consecutive Fiscal Quarters.

“Pro Forma Financial Statements” means the pro forma financial statements referred to in Section 3.1(i)(ii).

“Pro Rata Share” of any Lender means the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Griffon, Holdings, their respective Subsidiaries or their respective securities.

“Purchase Agreement” means the stock purchase agreement dated July 19, 2010, among CHATT Holdings LLC, a Delaware limited liability company, CHATT Holdings Inc., a Delaware corporation, Acquisition Sub and, solely for purposes of Section 7.09 thereof, Griffon.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, amends, restates, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any premiums and other reasonable amounts paid and fees and expenses incurred in connection therewith; provided that clause (a) shall not apply to Refinancing Indebtedness in respect of the Revolving Credit Documents; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date six months  after the Maturity Date as of the time of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; and (g) in the case of Refinancing Indebtedness in respect of the Revolving Credit Documents, (i) no Default shall have occurred and be continuing, (ii) the borrower thereunder shall be Borrower, (iii) such Refinancing Indebtedness and the Liens securing such Refinancing Indebtedness are subject to the Intercreditor Agreement, (iv) such Refinancing Indebtedness shall not have financial covenants that are more restrictive than those under the Revolving Credit Agreement as of the Closing Date, (v) such Refinancing Indebtedness shall not have a “Change of Control” (or any defined term having a similar purpose) that is materially more restrictive than the definition of Change of Control set forth herein, (vi) such Refinancing Indebtedness is not Guaranteed by any Subsidiary which is not a Guarantor, (vii) such Refinancing Indebtedness is an asset-based revolving credit facility, (viii) such Refinancing Indebtedness shall not include any restrictions or conditions on mandatory prepayments of Term Loans other than any that were included in the Revolving Credit Agreement on the Closing Date and (ix) the maximum commitments and principal amounts of such Refinancing Indebtedness shall not exceed the amount permitted by Section 6.1(a)(i).

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Related Agreements” means, collectively, the Purchase Agreement and the equity commitment letter, dated July 19, 2010, between Griffon and Acquisition Sub.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous

Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Requisite Lenders” means, at any time, Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, securities or other property), with respect to any Equity Interests in any Group Member or  (b) any payment, direct or indirect (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any such Equity Interests in any Group Member, or, prior to the Permitted Change of Control Transaction, Griffon or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests in any Group Member, or, prior to the Permitted Change of Control Transaction, Griffon or any of its Subsidiaries or (c) any payments to Griffon or any of its Affiliates (other than Group Members) in respect of fees or in respect of any Indebtedness owing to Griffon or any of its Affiliates (other than Group Members).

“Revolving Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Revolving Credit Documents and, after any Permitted Refinancing of the Revolving Credit Agreement, the collateral agent or similar representative with respect to such Permitted Refinancing.

“Revolving Credit Agreement” means (a) the Revolving Credit Agreement dated as of the date hereof among Borrower, Holdings and certain Subsidiaries of Borrower party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent or (b) the agreement governing the Refinancing Indebtedness in respect thereof.

“Revolving Credit Documents” means the Revolving Credit Agreement and the other “Credit Documents” (as defined therein).

“Revolving Loans” means the loans under the Revolving Credit Agreement.

“Revolving Secured Parties” has the meaning assigned to the term “Secured Parties” in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, or any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over all other Liens to which such Collateral is subject, other than (a) First Priority Liens to which such Collateral is subject that are permitted hereby and are subject to the Intercreditor Agreement and (b) any Permitted Encumbrances.

“Secured Hedge Agreement” means any Interest Rate Agreement entered into by Borrower that (a) is with a counterparty that is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into.

“Secured Hedge Counterparty” each Secured Party that is a party to a Secured Hedge Agreement.

“Secured Hedge Obligations” means all obligations of every nature of Borrower under each Secured Hedge Agreement, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any such obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise; provided that the obligations under any Secured Hedge Agreement shall not be included as a “Secured Hedge Obligation” unless and until Borrower or the applicable Secured Hedge Counterparty has provided written notice to Collateral Agent of the existence of such obligation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the 10% Senior Subordinated Notes due 2012, issued by the Acquired Company and the Floating Rate Notes, in each case pursuant to the applicable Senior Notes Indentures.

“Senior Notes Indentures” means (i) the Indenture for 10% Senior Subordinated Notes due 2012, dated June 28, 2004, by and among the Acquired Company, as Issuer, ATT Holding Co., as Guarantor and The Bank of New York, as Trustee, and the Supplemental Indenture, to the Indenture dated June 28, 2004, dated as of December 17, 2007, among Ames U.S. Holding Corp, Ames Holdings, Inc., Ames True Temper Properties, Inc., Ames True

Temper, Inc., ATT Holding Co. and The Bank of New York, as Trustee and (ii) the Floating Rate Notes Indenture.

“Senior Notes Redemption Date” as defined in Section 3.1(e).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date, (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Representations” means the following: (a) the representations and warranties made by or with respect to the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Acquisition Sub has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement, (b) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.10, 4.14, 4.19, 4.22 and 4.24 made by or with respect to the Acquired Business and its Subsidiaries and (c) the representations and warranties set forth in Article III of the Pledge and Security Agreement made by or with respect to the Acquired Business.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person, one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swingline Loans” means the swingline loans made under the Revolving Credit Agreement.

“Syndication Agents” means GSLP and DBSI, in their capacities as co-syndication agents for the term loan facility established hereunder.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) or any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described above on or measured by the net income, profits or gains of such Person.

“Term Collateral” as defined in the Intercreditor Agreement.

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name set forth on Schedule 2.1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $375,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Terminated Lender” as defined in Section 2.19.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of Borrower, the borrowing of Term Loans and the use of the proceeds thereof in accordance with the terms hereof, (b) the Acquisition and the other transactions contemplated by the Purchase Agreement, (c) the execution, delivery and performance by each Credit Party of the Revolving Credit Documents, (d) repayment in full of all obligations under the Existing Debt Agreements, the termination of all commitments thereunder and the releases of all Guarantees and Liens in respect thereof and (e) the payment of the Transaction Costs.

“Type of Term Loan” means, with respect to a Term Loan, its character as a Base Rate Term Loan or a Eurodollar Rate Term Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.17(c).

“Wholly-Owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another Wholly-Owned Subsidiary of such Person or any combination thereof.

1.2.   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, Borrower or any Subsidiary at “fair value”, as defined therein.

1.3.   Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided.  The use herein of the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “lease” and “license” shall be construed to include sub-lease and sub-license, as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

1.4.   Classification of Term Loans and Borrowings.  For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Rate Term Loan” or “Eurodollar Rate Borrowing”).

SECTION 2.   TERM LOANS

2.1.   Term Loans.  (a)  Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date,  a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a) that are subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder shall be paid in full no later than the Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without any further action on the Closing Date upon the making of a  Term Loan by such Lender.

(b)   Borrowing Mechanics for Term Loans.

(i)   Borrower shall deliver to Administrative Agent a fully completed and executed Funding Notice no later than three days prior to the Closing Date, in the case of a funding request that includes any Eurodollar Rate Borrowings, or one Business Day prior to the Closing Date, otherwise.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make the principal amount of the Term Loan required to be made by it hereunder available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to the account of Administrative Agent most recently designated by Administrative Agent for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall thereupon make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower designated in writing by Borrower in the Funding Notice.

2.2.   Pro Rata Shares; Availability of Funds.  (a)  Pro Rata Shares.  All Term Loans shall be made by Lenders proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder and (ii) no Term Loan Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested to be made on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, then such Lender and the Borrower severally agree to pay to Administrative Agent such corresponding amount forthwith on demand with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Term Loans.  If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in the applicable Borrowing.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3.   Use of Proceeds.  The Borrower shall use the proceeds of the Term Loans to (i) fund  the Acquisition, (ii) pay Transaction Costs and (iii) pay all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements.  Borrower agrees that no portion of the proceeds of any Term Loan shall be used in any manner that causes such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.4.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.  (a)  Lenders’ Evidence of Debt.  Each Lender shall maintain records evidencing the Obligations of Borrower owing to such Lender, including the principal amounts of the Term Loans made by such Lender and each repayment and prepayment in respect thereof.  Such records maintained by any Lender shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect any Lender’s Term Loan Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided further in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans owing to each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the obligation of Borrower to pay any amounts due hereunder.  Borrower hereby designates the Person serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or promptly following the request of any Lender at any time after the Closing Date, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, such Lender and its registered assigns) to evidence such Lender’s Term Loans, which promissory note shall be in a form approved by the Administrative Agent and the Borrower.

2.5.   Interest on Term Loans.  (a)  Subject to Section 2.7, each Term Loan shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   if a Base Rate Term Loan, at the Base Rate plus the Applicable Margin; or

(ii)   if a Eurodollar Rate Term Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)   The basis for determining the rate of interest with respect to any Term Loan and the Interest Period with respect to any Eurodollar Rate Term Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice.

(c)   In connection with Eurodollar Rate Term Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Term Loan or a Eurodollar Rate Term Loan in the applicable Funding Notice or Conversion/Continuation Notice, or in the event Borrower fails to deliver a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto in accordance with Section 2.6, such Term Loan (if outstanding as a Eurodollar Rate Term Loan) will be automatically converted into a Base Rate Term Loan on the last day of the then-current Interest Period for such Term Loan (or if outstanding as a Base Rate Term Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Term Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Term Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(d)   Interest payable pursuant to Section 2.5(a) or 2.7 shall be computed (i) in the case of Base Rate Term Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Term Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Term Loan being converted from a Eurodollar Rate Term Loan, the date of conversion of such Eurodollar Rate Term Loan to such Base Rate Term Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Term Loan being converted to a Eurodollar Rate Term Loan, the date of conversion of such Base Rate Term Loan to such Eurodollar Rate Term Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Term Loan.

Except as otherwise set forth herein, accrued interest on the Term Loans shall be payable in arrears (i) on each Interest Payment Date applicable to such Term Loan; (ii) upon any repayment or prepayment of the Term Loans, whether voluntary or mandatory, to the extent accrued on the amount being repaid or prepaid; and (iii) on the Maturity Date.

2.6.   Conversion/Continuation.  (a)  Subject to Section 2.15 and so long as no Default shall have occurred and then be continuing, Borrower shall have the option:

(i)   to convert at any time all or any part of any Borrowing equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided, a Eurodollar Rate Term Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Term Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Borrowing, to continue all or any portion of such Borrowing equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Borrowing.

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.6 in part, such conversion or continuation shall be allocated ratably, in accordance with the Pro Rata Shares, among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b)   Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) (i) at least one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing.  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the Interest Rate Determination Date with respect to the Interest Period requested, or deemed requested, for such Borrowing, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Term Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Term Loan.

2.7.   Default Interest.  (a)  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Term Loans); provided, in the case of Eurodollar Rate Term Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Term Loans shall thereupon become Base Rate Term Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Term Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8.   Fees.  (a)  Borrower agrees to pay on the Closing Date to each Lender party hereto as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 2.00% of such Lender’s Term Loan Commitment as of the Closing Date, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)   In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon by Borrower (or Parent or Acquisition Sub) and the applicable Agent in writing.

(c)   Notwithstanding anything to the contrary contained herein, (i) all prepayments of Term Loans effected with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness (including any replacement or incremental term loan facility effected pursuant to an amendment of this Agreement) or repriced (or effectively refinanced) through any amendment to the Term Facility, in each case having an interest rate spread (whether designated as “applicable rate” or otherwise, and including in such interest rate spread any original issue discount for, and any upfront fees payable in connection with, such Indebtedness based on an assumed four-year average life of such Indebtedness) that is, or upon satisfaction of the specified conditions could be, less than the Applicable Margin in respect of such Term Loans (based on the definition of the term Applicable Margin as in effect on the Closing Date) and (ii) all voluntary prepayments of Term Loans, in each case effected on or prior to the first anniversary of the Closing Date, shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment.  Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders, on the date of such prepayment.

2.9.   Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, including the payment due on the Maturity Date, an “Installment”) on the four quarterly scheduled Interest Payment Dates applicable to Base Rate Term Loans, commencing on December 31, 2010, with each such Installment (other than the Installment due on the Maturity Date) to be in an amount equal to 1.25% of the aggregate principal amount of the Term Loans made on the Closing Date, and the amount of the Installment due on the Maturity Date to be in an amount equal to the aggregate principal amount of the Term Loans outstanding on the Maturity Date.

The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable.

2.10.   Voluntary Prepayments.  (a)  Subject to the conditions set forth in this Section 2.10 and Section 2.15, at any time and from time to time, Borrower may prepay any Borrowing on any Business Day in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)   All such prepayments shall be made:

(i)   upon not less than one Business Day’s prior written or telephonic notice in the case of a Base Rate Borrowing; and

(ii)   upon not less than three Business Days’ prior written or telephonic notice in the case of a Eurodollar Rate Borrowing,

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice by telefacsimile or telephone to each Lender).  Each such notice shall be irrevocable, and the principal amount of each Borrowing specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Borrowings pursuant to Section 2.10(b) may state that such notice is conditioned upon the occurrence (or non-occurrence) of one or more events specified therein, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(c)   Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 2.10 or any other provision of this Agreement, so long as no Default has occurred and is continuing or would result therefrom, Borrower may repurchase outstanding Term Loans on the following basis:

(i)   On or prior to the fourth anniversary of the Closing Date, Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans not to exceed $200,000,000 (excluding accrued interest) in aggregate par value (such Term Loans, the “Offer Loans”) of Lenders, provided that (A) Borrower delivers a notice to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $5,000,000 or an integral multiple of $5,000,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; (F) the proceeds of Revolving Loans may not be used to fund any repurchase under this Section 2.10(c) (it being understood that the existence of any borrowed or outstanding Revolving Loans at or about the time of any such repurchase, if such Revolving Loans were not intended to be used to fund any repurchase of the Term Loans, shall not, in and of itself, mean that such repurchase is being funded with the proceeds of Revolving Loans); (G) before and after giving effect to the repurchase, the Availability (if any) plus, to the extent not already included in determining the Availability, Cash of Borrower and Guarantor Subsidiaries, which Cash is unrestricted and unencumbered (except for Liens granted under the Revolving Credit Documents and the Credit Documents and non-consensual Permitted Encumbrances imposed under applicable law) shall not be less than $50,000,000; (H) prior to and immediately after giving effect to the repurchase, the Credit Parties and their respective Subsidiaries are in compliance with the covenants set forth in Section 6.11 on a Pro Forma Basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010); (I) the Auction shall be conducted pursuant to such procedures set forth in Exhibit L that a Lender must follow in order to have its Offer Loans repurchased;

(ii)   With respect to all repurchases made by Borrower pursuant to this Section 2.10(c), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to (but not including) the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by Borrower shall not be taken into account in the calculation of Consolidated Excess Cash Flow, (C) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or Borrower’s assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Assignment Agreement or any of the transactions contemplated thereby and that has not previously been disclosed to Administrative Agent and the Lenders and (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.10, Section 2.12 or Section 2.13 except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan; and

(iii)   Following repurchase by Borrower pursuant to this Section 2.10(c), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.10(c), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.  Any payment made by Borrower in connection with a repurchase permitted by this Section 2.10(c) shall not be subject to the provisions of either Section 2.13(a) or Section 2.14.  Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.10(c) shall not constitute an Event of Default under Section 8.1(a).

2.11.   Mandatory Prepayments.  (a)   Asset Sales.  Subject to Section 2.11(e), no later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that (i) so long as no Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $150,000,000, Borrower may, prior to the date of the required prepayment, deliver to Administrative Agent a certificate of an Authorized Officer of Borrower to the effect that Borrower intends to, directly or through one or more of its Subsidiaries, invest such Net Asset Sale Proceeds (or a portion thereof specified in such certificate) within 365 days of receipt thereof in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries and (unless such Asset Sale was made by a Subsidiary that is not a Credit Party and such reinvestment is made by such Subsidiary) that constitute Term Collateral, and certifying that no Default has occurred and is continuing, in which case Borrower may so reinvest such Net Asset Sale Proceeds within such period; provided further, (x) to the extent any such Net Asset Sale Proceeds shall be received in respect of assets owned by a Credit Party, such Net Asset Sale Proceeds may be reinvested only in assets owned by one or more Credit Parties (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Asset Sale Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries), (y) any such Net Asset Sale Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings upon the expiration of such period and (z) all Net Asset Sale Proceeds received after Net Asset Sale Proceeds exceeding $150,000,000 have been reinvested pursuant to this clause (ii) may not be so reinvested and shall be applied to prepay the Term Loans. Any amount referred to in any such certificate shall, pending prepayment or reinvestment as provided in such certificate or application to prepay the Term Loan, be held as Cash or Cash Equivalents in a Deposit Account of Borrower that is subject to a Control Agreement in favor of the Collateral Agent and constitutes Term Collateral.

(b)   Insurance/Condemnation Events.  Subject to Section 2.11(e), no later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in respect of any Insurance/Condemnation Event, Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that so long as no Default shall have occurred and be continuing, Borrower may, prior to the date of the required prepayment, deliver to Administrative Agent a certificate of an Authorized Officer of Borrower to the effect that Borrower intends to, directly or through one or more of its Subsidiaries, invest such Net Insurance/Condemnation Proceeds (or a portion thereof specified in such certificate) within 365 days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries and (unless such Net Insurance/Condemnation Proceeds were received in respect of assets owned by Subsidiary that is not a Credit Party and such reinvestment is made by such Subsidiary) that constitute Term Collateral (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets), and certifying that no Default has occurred and is continuing, in which case Borrower may so reinvest such Net Insurance/Condemnation Proceeds within such period (it being understood that any such Net Insurance/Condemnation Proceeds may be applied to reimburse the cost of repair, restoration or replacement of the damaged, destroyed or condemned assets following the applicable Insurance/Condemnation Event but prior to the receipt by Holdings or any of its Subsidiaries of the related Net Insurance/Condemnation Proceeds); provided further, (x) to the extent any such Insurance/Condemnation Proceeds shall be received in respect of assets owned by a Credit Party, such Net Insurance/Condemnation Proceeds may be reinvested only in assets owned by one or more Credit Parties (other than Equity Interests in Foreign Subsidiaries) and (y) any such Net Insurance/Condemnation Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Loans promptly upon the expiration of such period. Any amount referred to in any such certificate shall pending prepayment or reinvestment as provided in such certificate or application to prepay the Term Loan, be held as Cash or Cash Equivalents in a Deposit Account of Borrower that is subject to a Control Agreement in favor of the Collateral Agent and constitutes Term Collateral.

(c)   Issuance of Debt.  On the date of receipt by Holdings or any of its Subsidiaries of any Cash (which term, for the purposes of this Section 2.11(c), shall include Cash Equivalents) proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, accounting fees, investment banking fees and consulting fees. Any such proceeds shall pending prepayment be held as Cash or Cash Equivalents in a Deposit Account of Borrower that is subject to a Control Agreement in favor of the Collateral Agent and constitutes Term Collateral.

(d)   Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending September 30, 2011), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided, that if, as of end of such Fiscal Year, the Leverage Ratio shall be 2.50:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow and, provided, further, that if, as of the end of such Fiscal Year, the Leverage Ratio shall be 2.00:1.00 or less, Borrower shall not be required to make the prepayments otherwise required hereby.

(e)   Repayments Under Revolving Credit Agreement. If any Asset Sale includes assets constituting ABL Collateral that was pledged to secure the obligations under the Revolving Credit Documents or any Net Insurance/Condemnation Proceeds are received in respect of assets subject to an Insurance/Condemnation Event including assets constituting ABL Collateral that was pledged to secure the obligations under the Revolving Credit Documents, then a portion of the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, shall be applied to prepay outstanding Revolving Loans and Swingline Loans, and to cash collateralize letters of credit issued under the Revolving Credit Agreement, in either case, in an amount equal to the net book value of the assets constituting ABL Collateral that were sold in the Asset Sale or in respect of which Net Insurance/Condemnation Proceeds were received. For the purposes of determining the amount of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, to be applied to prepay the Term Loans, or reinvested, under Section 2.11(a) or 2.11(b), such amount shall be reduced by any such prepayments of loans, or any such cash collateralization of letters of credit, under the Revolving Credit Agreement made in accordance with this Section 2.11(e).

(f)   Prepayment Notice and Certificate.  Prior to any mandatory prepayment pursuant to this Section 2.11, Borrower shall notify Administrative Agent of such prepayment and deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12.   Application of Prepayments.  (a)  Application of Voluntary Prepayments by Type of Term Loans.  Any prepayment pursuant to Section 2.10(a) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 in the manner specified by Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, on a pro rata basis (in accordance with the principal amounts of such Installments, including the Installment becoming due on the Maturity Date)).

(b)   Application of Mandatory Prepayments by Type of Term Loans.  Any prepayment pursuant to Section 2.11 shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 (including the Installment becoming due on the Maturity Date) on a pro rata basis (in accordance with the principal amounts of such Installments)).

(c)   Application of Prepayments of Term Loans to Base Rate Term Loans and Eurodollar Rate Term Loans.  Any prepayment shall be applied first to Base Rate Term Loans to the full extent thereof before application to Eurodollar Rate Terms Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

2.13.   General Provisions Regarding Payments.  (a)  All payments by Borrower of principal, interest, fees and other Obligations shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of Administrative Agent most recently designated by it for such purpose and delivered to Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Term Loans in lieu of its Pro Rata Share of any Eurodollar Rate Term Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f)   Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default in accordance with the terms of Section 8(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(h)   If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Administrative Agent or Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 5.2 of the Pledge and Security Agreement.

2.14.   Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed a Term Loan in the amount of the participation held by that holder in accordance with Section 10.4.  The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.

2.15.   Making or Maintaining Eurodollar Rate Term Loans.  (a)  Inability to Determine Applicable Interest Rate.  If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Term Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Term Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which notice Administrative Agent agrees to give reasonably promptly upon a determination that such circumstances no longer exist), and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)   Illegality or Impracticability of Eurodollar Rate Term Loans.  In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Term Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Term Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Term Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Term Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Term Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Term Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Term Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  If any Affected Lender invokes this Section 2.15(b), it shall reasonably promptly notify Borrower and Administrative Agent when the conditions giving rise to such action no longer exist.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Term Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Term Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Term Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Term Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii)  if any prepayment of any of its Eurodollar Rate Term Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)   Booking of Eurodollar Rate Term Loans.  Any Lender may make, carry or transfer Eurodollar Rate Term Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Term Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Term Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Term Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Term Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16.   Increased Costs; Capital Adequacy.  (a)  Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.17 (which shall be controlling with respect to Taxes and the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Term Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender, within ten Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, that Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender delivers the statement referred to in the next sentence; provided further that, if the basis for such additional amount is retroactive, the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.17.   Taxes; Withholding, Etc.  (a)  Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.19) under clause (iii) above except to the extent that any change in law after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the Closing Date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.17(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.18.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within two Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17, or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated

Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of each Lender to make Term Loans on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent and Arrangers shall have received sufficient copies of each Credit Document as Administrative Agent shall reasonably request, executed and delivered by each applicable Credit Party and each other party thereto.

(b)   Organizational Documents; Incumbency.  Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall reasonably request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party authorized to execute each Credit Document to which such Credit Party is a party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto and (v) such other documents and certificates as Administrative Agent may reasonably request.

(c)   Capitalization of Holdings and Borrower.  On or before the Closing Date, Holdings shall have received, substantially simultaneously with the initial funding of Term Loans on the Closing Date, the Equity Contribution and shall have contributed the proceeds therefrom to Borrower in the form of cash common equity.

(d)   Consummation of the Acquisition.  (1) All conditions to the Acquisition set forth in the Purchase Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived and (2) the Acquisition shall have been, or substantially simultaneously with the initial funding of the Term Loans on the Closing Date shall be, consummated in accordance with the terms of the Purchase Agreement, in each case, without giving effect to any amendment, supplement, modification or waiver of any term or condition of the Purchase Agreement, or any consent under the Purchase Agreement, that in the reasonable judgment of Administrative Agent is adverse in any material respect to the Lenders or any Arranger in their capacities as such, unless approved by Administrative Agent.

(e)   Existing Indebtedness.  On the Closing Date, Administrative Agent shall have received evidence reasonably satisfactory to it that (i) to the extent that any of the Senior Notes are not purchased and retired on or before the Closing Date pursuant to a tender offers for the Senior Notes, (A) irrevocable notices of redemption for such Senior Notes not tendered shall have been, or substantially simultaneously with the initial funding the of the Term Loans will be, given to the holders of such Senior Notes to redeem such Senior Notes on or about 30 days following the Closing Date (the “Senior Notes Redemption Date”) and (B) the conditions to achieve a Covenant Defeasance of the Senior Notes pursuant to the Senior Notes Indentures have been, or substantially simultaneously with the initial funding of the Term Loans will be, satisfied; provided that, with respect to the Floating Rate Notes, a Covenant Defeasance shall not be required if, prior to or substantially simultaneously with the initial funding of the Term Loans, (1) the Floating Rate Supplemental Indenture shall have become effective and (2) cash in Dollars shall have been deposited with the trustee under the Floating Rate Notes Indenture in an amount, reasonably estimated by the Borrower (and reasonably approved by Administrative Agent), sufficient to satisfy the requirements of Section 8.04(a)(i) of the Floating Rate Notes Indenture; (ii) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements (other than under the Senior Notes Indentures and other than with respect to any outstanding letters of credit collateralized in a manner satisfactory to the Administrative Agent) shall have been paid in full, the commitments to lend or make other extensions of credit thereunder terminated and all guarantees and security in support thereof discharged and released.  Administrative Agent shall have received evidence reasonably satisfactory to it (i) that, immediately after giving effect to the Transactions, none of Holdings or any of its Subsidiaries shall have any Indebtedness other than the Indebtedness created under this Agreement, the Indebtedness created under the Revolving Credit Agreement and the Indebtedness set forth on Schedule 6.1 and (ii) that, immediately after giving effect to the Transactions, there will not exist any default or any event of default under any of the documents governing the Indebtedness set forth on Schedule 6.1

(f)   Transaction Costs.  Prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent or Arranger).

(g)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other

Persons that, in each case, are required in order to consummate the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)   Collateral and Guarantee Requirement.  The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by the Credit Parties of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (i) the execution and delivery of this Agreement and the Pledge and Security Agreement by the Credit Parties, (ii) the creation, pledge and perfection of security interests in (x) the Equity Interests of Borrower and the Domestic Subsidiaries of Holdings (to the extent required by paragraph (d) of the definition of “Collateral and Guarantee Requirement”) and (y) the certificated securities representing debt (to the extent required by paragraph (e) of the definition of “Collateral and Guarantee Requirement”), (iii) the execution and delivery of “short form” intellectual property security agreements with respect to the Intellectual Property of the Credit Parties that is to be perfected by filing such agreements with the United States Patent and Trademark Office or the United States Copyright Office and (iv) the delivery of UCC financing statements with respect to perfection of security interests in other assets of the Credit Parties that may be perfected by the filing of a financing statement under the UCC) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the Term Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 3.1(h) or such later date as Collateral Agent may agree in its reasonable discretion). Collateral Agent shall have received a completed Perfection Certificate, dated the Closing Date and executed by an Authorized Officer of Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.2 or have been, or substantially contemporaneously with the initial funding of the Term Loans on the Closing Date will be, released.

(i)   Financial Statements; Projections. Administrative Agent shall have received from Holdings (i) the Historical Financial Statements, which shall be accompanied by a Financial Officer Certification of the Borrower thereon and which (x) in the case of the financial statements referred to in clause (a) of the definition of “Historical Financial Statements”, shall have been delivered not fewer than 30 Business Days prior to the

Closing Date and (y) in the case of the financial statements referred to in clause (b) of the definition of “Historical Financial Statements”, shall have been delivered not fewer than 30 days after the last day of the relevant period, and (ii) the pro forma consolidated balance sheet and related consolidated statement of operations of Holdings and its Subsidiaries as of the end of or for the period of twelve consecutive months ending on the last day of the most recently ended Fiscal Quarter or calendar month for which financial statements or “flash reports” have been delivered pursuant to clause (i) above, prepared after giving effect to the Transactions, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and which shall have been delivered concurrently with the financial statements or “flash reports” delivered pursuant to clause (i) above.

(j)   Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.6.

(k)   Opinions of Counsel to Credit Parties.  Administrative Agent shall have received originally executed copies of the favorable written opinions of Dechert LLP, counsel for Credit Parties, addressed to Administrative Agent, Collateral Agent and Lenders, covering such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(l)   Fees.  Borrower shall have paid to the Agent, the Arrangers and the Lenders all costs, fees, expenses and amounts (including, without limitation, legal fees and expenses) due and payable on or before the Closing Date pursuant to the Commitment Letter or the Credit Documents.

(m)   Solvency Certificate.  On the Closing Date, Administrative Agent shall have received the Solvency Certificate signed by the chief financial officer of each Credit Party, in form, scope and substance reasonably satisfactory to Administrative Agent, and certifying that after giving effect to the consummation of the Acquisition and the other Transactions and any rights of contribution, such Credit Party is and will be Solvent.

(n)   Closing Date Certificate.  Holdings and Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(o)   Credit Rating.  Holdings shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P and the Term Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(p)   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, materially impairs the Acquisition or the other Transactions, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements.

(q)   Letter of Direction.  Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Term Loans to be made on such date.

(r)   Material Adverse Effect. Since September 30, 2009 (with respect to Holdings and its Subsidiaries immediately prior to the Acquisition) and since October 3, 2009 (with respect to the Acquired Business and its Subsidiaries), there shall not have occurred any Combined Material Adverse Effect.  Since October 3, 2009, there shall not have occurred any Company Material Adverse Effect.

(s)   Representations and Warranties.  The Specified Representations shall be true and correct on and as of the Closing Date in all material respects, and each of the representations and warranties contained herein and in the other Credit Documents with respect to or made by Holdings and its Subsidiaries (excluding the Acquired Business and its Subsidiaries) shall be true and correct in all material respects on and as of Closing Date; provided that, in each case, such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(t)   PATRIOT Act, Etc. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(u)   Effectiveness of Revolving Credit Agreement. Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Revolving Credit Agreement has been executed and delivered by the parties thereto, (ii) the Revolving Credit Agreement shall have become effective (with aggregate commitments not less than $125,000,000 on the Closing Date) and (iii) the Minimum Availability Condition is satisfied, and Administrative Agent shall have received sufficient copies of each Revolving Credit Document as Administrative Agent shall reasonably request, executed and delivered by each other party thereto.

(v)   Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice no later than one Business Day prior to the Closing Date.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Term Loan to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties are deemed to be made concurrently with the consummation of the Transactions):

4.1.   Organization; Powers.  Each of the Credit Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2.   Authorization; Enforceability.  The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement and each of the other Credit Documents have been duly executed and delivered by each Credit Party party thereto and constitutes, or when executed and delivered by such Credit Party will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Credit Documents and the Revolving Credit Documents, (b) will not violate (i) in any material respect any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (c) will not violate in any material respect or result in a material default under any Contractual Obligation upon any Credit Party or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any such Person, or (d) except for the Liens created in favor of Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Documents and Liens created in favor of the Revolving Collateral Agent for the benefit of the Revolving Secured Parties under the Revolving Credit Documents, will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of its Subsidiaries.

4.4.   Historical Financial Statements; Pro Forma Financial Statements; No Material Adverse Effect.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described in such financial statements for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, any long-term lease or any unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and any of its Subsidiaries taken as a whole.

(a)   The Pro Forma Financial Statements (i) have been prepared by Borrower in good faith, based on assumptions believed by Borrower on the date hereof to be reasonable, (ii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the period specified therein as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

(b)   Since September 30, 2009, no event, circumstance or change has occurred that had, or could reasonably be expected to have, a Material Adverse Effect.

4.5.   Projections.  The projections of Holdings and its Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2016 (the “Projections”) were prepared in good faith based upon assumptions that were believed by the Credit Parties to be reasonable on and as of the Closing Date (it being understood that (a) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, (b) no assurances can be given that such Projections will be realized and (c) the actual results may vary from the results projected therein and such variances may be material).

4.6.   No Restricted Payments.  Since September 30, 2009, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to the Existing Revolving Credit Agreement.

4.7.   Properties.

(a)   As of the date of this Agreement, Schedule 4.7(a) sets forth the address of each parcel of real property that is located in the United States and is owned or leased by the Credit Parties.  Each of such leases and subleases is valid and enforceable in all material respects in accordance with its terms and is in full force and effect in all material respects (except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor’s rights and by the availability of injunctive relief, specific performance and other equitable remedies), and to the Credit Parties’ knowledge, no default by any party to any such lease or sublease exists.  Each of the Credit Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.2 and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted.

(b)   Each Credit Party and its Subsidiaries has good title to all trademarks, trade names, copyrights, patents and other intellectual property owned by such party and which are material to its business (“Company Intellectual Property”).  All agreements under which a Credit Party or its Subsidiaries are licensed to use any Intellectual Property owned by a third party are valid and in full force and effect in all material respects.  Schedule 4.7(b) sets forth a correct and complete list of all registrations and applications to register Company Intellectual Property, as of the date of this Agreement, and, to the Credit Party’s knowledge, the use of such Intellectual Property by the Credit Parties and their Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8.   Litigation and Environmental Matters.  (a)  There are no Adverse Proceedings that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that involve this Agreement or the Transactions.

(b)   Except as set forth in Schedule 4.8 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received written notice of any claim with respect to any Environmental Claim or (iv) has actual knowledge of any event or circumstance which is reasonably expected to give rise to any Environmental Claim.

(c)   Since the date of this Agreement, there has been no change in the status of the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.8 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.  No Default has occurred or is continuing.

4.9.   Compliance with Laws and Contractual Obligations.  Each Credit Party and its Subsidiaries is in compliance with its Organizational Documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities and applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.10.   Investment Company Status.  No Credit Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.11.   Taxes.  Each Credit Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.12.   ERISA; Employee Benefit Plans.  (a)   No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Pension Plan (calculated by an independent enrolled actuary on an actuarial valuation basis in compliance with the Code and ERISA) did not, as of the date of the most recent actuarial valuation report required to be prepared under the Code and ERISA reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (calculated by an independent enrolled actuary on an actuarial valuation basis in compliance with the Code and ERISA) did not, as of the date of the most recent actuarial valuation report required to be prepared under the Code and ERISA reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Pension Plans.

(b)   Except as could not reasonably be expected to have a Material Adverse Effect, the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan.

4.13.   Disclosure.  Each Credit Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions that were believed by the Credit Parties to be reasonable at the time made, it being understood that (a) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, (b) no assurances can be given that such projected financial information will be realized and (c) the actual results may vary from the results projected therein and such variances may be material.

4.14.   Use of Credit.  No Credit Party nor any of its Subsidiaries owns any Margin Stock, and no part of the proceeds of the Term Loans will be used to buy or carry any Margin Stock.

4.15.   Burdensome Agreements.  Except as set forth on Schedule 4.15, to such Credit Party’s knowledge, no Credit Party nor any of its Subsidiaries is a party to or bound by, nor are any of the properties or assets owned by any Group Member used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Claim, that could reasonably be expected to result in a Material Adverse Effect.

4.16.   Insurance.  Schedule 4.16 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  Holdings and Borrower believes that the insurance maintained by or on behalf of Holdings and its Subsidiaries is reasonably adequate.

4.17.   Capitalization and Subsidiaries.  Schedule 4.17 sets forth (a) a correct and complete (in all material respects) list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete (in all material respects) listing of each class of each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 4.17, and (c) the type of entity of Holdings and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Credit Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

4.18.   Labor Matters.  Except as set forth on Schedule 4.18, (a) no collective bargaining agreement or other labor contract to which any Credit Party or any of its Subsidiaries is a signatory will expire during the term of this Agreement, (b) to such Credit Party’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any Credit Party or any of its Subsidiaries, (c) there is no pending or, to such Credit Party’s knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material dispute with any union or other labor organization affecting any Credit Party or any of its Subsidiaries or its union-represented employees, in each case the consequences of which could reasonably be expected to affect the aggregate business (regardless of division or entity) of the Credit Parties and their Subsidiaries, which business generated gross revenues in excess of $50,000,000 individually or in the aggregate in the prior Fiscal Year, and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party or any of its Subsidiaries, by or on behalf of, or with, its employees, other than any such actions, suits charges, demands, claims, counterclaims or proceedings arising in the ordinary course of business that could not reasonably be expected to result in a Material Adverse Effect.

4.19.   Security Interest in Collateral.  (a)  The Pledge and Security Agreement is effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under the laws of the United States in the Collateral as further described therein and proceeds thereof.  In the case of: (i) the Pledged Collateral constituting Equity Interests, which are securities for the purposes of the UCC and are evidenced by certificates, when certificates representing such Pledged Collateral constituting Equity Interests are delivered to the Collateral Agent, (ii) other Collateral as further described in the Pledge and Security Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, and (iii) property acquired after the date hereof any other action required pursuant to Section 5.13, the security interest created pursuant to the Pledge and Security Agreement shall constitute valid perfected security interests under the laws of the United States in such Collateral and the proceeds thereof (to the extent a security interest in such Collateral can be perfected through the filing of such financing statements, the delivery of such Pledged Collateral constituting Equity Interests, and the taking of such actions required pursuant to Section 5.13), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.2).

(b)   Each of the Mortgages is effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Material Real Estate Assets described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of, the Credit Parties in the Material Real Estate Assets and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person.

4.20.   Holdings.  Holdings is a newly formed special purpose Wholly-Owned Subsidiary of Parent whose business and assets consist exclusively of ownership of Equity Interests of the Borrower.

4.21.   Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Purchase Agreement, except as payable to Agents, Lenders or any Affiliates of Agents.

4.22.   Solvency.  Each Credit Party is on the Closing Date, before and after the consummation of the Transactions to occur on the Closing Date, Solvent.

4.23.   Related Agreements.  (a)  Delivery.  Holdings and Borrower have delivered to Administrative Agent complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof.

(b)   Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent (if required hereunder), waived, and (ii) the Acquisition has been consummated in accordance in all material respects with the Related Agreements and all applicable laws.

4.24.   PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.   AFFIRMATIVE COVENANTS

Until the principal of and interest on each Term Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full, each Credit Party, jointly and severally with all of the Credit Parties, covenants and agrees with the Lenders that:

5.1.   Financial Statements and Other Information.  The Borrower will furnish to Administrative Agent, Collateral Agent and each Lender:

(a)   on the date that is the earliest of (i) the date on which Holdings’ (or, prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements shall have been filed with the SEC, (ii) the date Holdings’ (or, prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements) and (iii) the day which is 120 days after the end of each Fiscal Year of Holdings, (x) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, together with segment reporting by business unit consistent with past practice, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)   on the date that is the earliest of (i) the date on which Holdings’ (or prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements shall have been filed with the SEC, (ii) the date Holdings’ (or prior to a Permitted Change of Control Transaction, Griffon’s or Holdings’) financial statements are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements) and (iii) the day which is 60 days after the end of each of the first three quarterly periods of each Fiscal Year of Holdings, commencing with respect to the Fiscal Quarter ending December 31, 2010, the consolidated balance sheet and related consolidated statements of income and cash flows of Holdings and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, together with segment reporting by business unit consistent with past practice, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, together with a Financial Officer Certification and Narrative Report with respect thereto;

(c)    within 30 days after the end of each fiscal month of Holdings (or (i) in the case of a fiscal month which is the last fiscal month of a Fiscal Quarter of Holdings, by the date on which the quarterly financial statements of Holdings are due pursuant to Section 5.01(b) or (ii) in the case of the first six fiscal months ending after the Closing Date, 45 days after the end of such fiscal month of Holdings), commencing with respect to the fiscal month ended October 31, 2010, (i) the consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(d)   concurrently with any delivery of financial statements under paragraph (a), (b) or (c) of this Section, a Compliance Certificate duly executed and completed, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) commencing with the certificate for the period ending September 30, 2010, setting forth reasonably detailed calculations of the Interest Coverage Ratio and the Leverage Ratio and demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Historical Financial Statements referred to in Section 4.4 or since the date of any such notice and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and delivering one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(e)   concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default arising as a result of non-compliance with Article VI, including Section 6.11, if applicable (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)   promptly upon receipt thereof, copies of all other reports submitted to Holdings and its Subsidiaries by its independent certified public accountants in connection with any annual or interim audit or review of the books of Holdings and its Subsidiaries made by such accountants;

(g)   annually, as soon as available, but in any event within 45 days after the last day of each Fiscal Year of Holdings, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each fiscal quarter of each such Fiscal Year;

(h)   as soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to

Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(i)   promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Holdings or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, Holdings and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and Holdings shall provide copies of such documents and notices promptly after receipt thereof;

(j)   annually, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) of this Section, a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(k)   if applicable, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC, or any Governmental Authority succeeding to any or all of the functions of SEC, or with any national securities exchange, or distributed by any Group Member to its shareholders or to the public generally, as the case may be;

(l)   as soon as reasonably practicable and in any event within ten Business Days after the end of each calendar month, a detailed listing of all intercompany loans made by the Credit Parties during such calendar month; and

(m)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Credit Documents, as Administrative Agent, Collateral Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b), (c) or, if applicable (l) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which any of Griffon, Parent, Holdings or Borrower posts such documents or provides a link thereto on Griffon’s, Parent’s Holdings’ or Borrower’s website or (ii) on which such documents are posted on Griffon’s,

Parent’s, Holdings’ or Borrower’s behalf on Intralinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that the Borrower’s Authorized Officer shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide Administrative Agent with electronic mail versions of such documents.

Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders.  If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

5.2.   Notices of Material Events.  The Credit Parties will furnish to Administrative Agent, Collateral Agent and each Lender prompt written notice of the following:

(a)   the occurrence of any Default;

(b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any of its Affiliates, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, disputes involving amounts exceeding $10,000,000 (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles);

(c)   the occurrence of any ERISA Event, or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur, that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and any of its ERISA Affiliates in an aggregate amount exceeding $50,000,000;

(d)   any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(e)   any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(f)   any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $1,000,000 is located (which shall be delivered within three Business Days after receipt thereof);

(g)   [Reserved];

(h)   the fact that a Credit Party has entered into a Hedge Agreement or an amendment to a Hedge Agreement, together with copies of all agreements evidencing such Hedge Agreement or amendments thereto (which shall be delivered within three Business Days following execution and delivery thereof);

(i)   any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) the organizational identification number, if any, or, with respect to any Credit Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Credit Party (and Holdings and Borrower agree not to effect or permit any change referred to in this clause 5.2(i) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents);

(j)   any fact, condition, event or occurrence governed by Environmental Law or any Hazardous Materials Activity that, in any such case, could reasonably be expected to form the basis of an Environmental Claim, or the assertion in writing of any Environmental Claim, by any Person against, or with respect to the activities of, any Group Member and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental claim or alleged violation that, alone or together with any other such matters that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $10,000,000; and

(k)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3.   Existence; Conduct of Business.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

5.4.   Payment of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings where a claim has been made against the relevant Credit Party, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and taking into account the prevailing industry standards and the locations of such property.

5.6.   Maintenance of Insurance.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that Borrower may maintain self-insurance consistent with its past practices and policies.

5.7.   Books and Records; Inspection Rights.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any Agent or any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested (which, in each case, shall be coordinated through Administrative Agent, reasonably in advance thereof); provided that so long as no Event of Default shall have occurred and be continuing, not more than two such visits or inspections shall be requested during any calendar year.

5.8.   Lenders Meetings.  Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.9.   Compliance with Laws and Contractual Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with its Organizational Documents and all applicable laws, statutes, regulations (including any Environmental Laws) and orders of, and all applicable restrictions imposed by, all Governmental Authorities and applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.10.   Use of Proceeds.  The proceeds of the Term Loans will only be used by the Borrower to (i) fund the Acquisition, (ii) pay Transaction Costs and (iii) pay all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements.  No part of the proceeds of any Term Loan issued hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.11.   Casualty and Condemnation.  Borrower (a) will furnish to Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Insurance/Condemnation Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

5.12.   Interest Rate Protection.  No later than sixty (60) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Holdings and its Subsidiaries outstanding as of the Closing Date is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13.   Collateral; Further Assurances.  Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that Administrative Agent or Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times and otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties.  Borrower will provide to Administrative Agent and Collateral Agent, from time to time upon request, evidence reasonably satisfactory to Administrative Agent or Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.14.   Maintenance of Ratings; Cash Management.  (a)  Unless otherwise consented to by Administrative Agent or Requisite Lenders, the Credit Parties shall use commercially reasonable efforts to maintain a public corporate family rating from Moody’s with respect to Holdings, a public corporate credit rating from S&P with respect to Holdings and a public credit rating from each of Moody’s and S&P with respect to the Term Loans.

(b)   Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent and Collateral Agent.

SECTION 6.   NEGATIVE COVENANTS

Until the principal of and interest on each Term Loan and all fees, expenses and other amounts payable hereunder have been paid in full, the Credit Parties, jointly and severally, covenant and agree with the Lenders that:

6.1.   Indebtedness; Guarantees.  (a)  The Credit Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)   Indebtedness of any Credit Party pursuant to any Credit Document (other than the Intercreditor Agreement);

(ii)   Indebtedness of Borrower to any other Group Member and of any Subsidiary of Borrower to any other Group Member; provided that (A)  such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (B) such Indebtedness shall be unsecured and, if owed by a Credit Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (C) any payment by any Guarantor under the Guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owing by such Guarantor to the Borrower or any other Subsidiary for whose benefit such payment is made and (D) Indebtedness of Group Members which are not Credit Parties to Group Members which are Credit Parties must also be expressly permitted by Section 6.6(c) or (o);

(iii)   Indebtedness outstanding on the date hereof and listed on Schedule 6.1(a) and, other than with respect to the Senior Notes, Refinancing Indebtedness in respect thereof;

(iv)   Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens expressly permitted by Section 6.2(e) in an aggregate principal amount (including any Indebtedness that is permitted by Section 6.1(a)(iii) that constitutes Indebtedness of a type permitted by this Section 6.1(a)(iv)) not to exceed $75,000,000 at any time outstanding;

(v)   Guarantees expressly permitted by Section 6.1(b);

(vi)   Indebtedness arising from the endorsement of instruments, the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn in the ordinary course of business against insufficient funds, or in respect of netting services, overdraft protections or otherwise in connection with the operation of customary deposit accounts in the ordinary course of business;

(vii)   Indebtedness arising from agreements providing for indemnification or similar obligations, in each case incurred in connection with an acquisition or other Investment expressly permitted by Section 6.6 or any disposition expressly permitted by Section 6.4;

(viii)   Indebtedness in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, earn-out (based on the income of the assets acquired after the acquisition thereof) or other customary similar arrangements otherwise permitted hereunder;

(ix)   Indebtedness resulting from judgments not resulting in an Event of Default under paragraph (k) of Section 8;

(x)   Indebtedness resulting from unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xi)   Indebtedness resulting from Hedge Agreements permitted hereunder;

(xii)   (I) Indebtedness incurred by Credit Parties that is unsecured so long as, prior to and immediately after giving effect to the incurrence of such Indebtedness, (A) the Credit Parties and their respective Subsidiaries are in compliance with the covenants set forth in Section 6.11 on a Pro Forma Basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010), (B) no Default shall have occurred and be continuing and (C) the aggregate amount of all unsecured Indebtedness (other than Permitted Subordinated Debt) incurred under this clause (xii) shall not exceed $300,000,000 at any time outstanding, and (II) without limiting any of the forgoing, any refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions thereof (without increasing, or shortening the maturity or weighted average life of, the principal amount thereof); provided that (x) after giving effect to any such refinancings, refundings, renewals, replacement, waivers, amendments, amendments and restatements or extensions of Permitted Subordinated Debt, the resulting Indebtedness shall constitute Permitted Subordinated Debt and (y) Indebtedness incurred in reliance on (II) shall be unsecured obligations of the Credit Parties and subject to the limitations of clause (C) above; provided further that, prior to a Permitted Change of Control Transaction, Indebtedness incurred in reliance on this Section 6.1(a)(xii) cannot be Indebtedness owed to Griffon or any of its Subsidiaries other than Permitted Subordinated Indebtedness owed to Griffon in an aggregate principal amount not exceeding $50,000,000;

(xiii)   unsecured or secured Indebtedness of Subsidiaries that are not Credit Parties in an aggregate amount (including any Indebtedness that is permitted by Section 6.1(a)(iii) that constitutes Indebtedness of a type permitted by this Section 6.1(a)(xiii)) not to exceed $50,000,000 at any time outstanding;

(xiv)   any Indebtedness arising as a result of sale and leaseback transactions specified on Schedule 6.15;

(xv)   any Indebtedness of any Person that becomes a Subsidiary (including in connection with an acquisition explicitly permitted by Section 6.4 but excluding the Acquisition) after the date hereof or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition, as the case may be, (B) any extensions, renewals and replacements of such Indebtedness shall not increase the original outstanding principal amount thereof, (C) the aggregate principal amount of all such Indebtedness shall not exceed $100,000,000 at any time outstanding and (D) no Group Member (other than such Person that becomes a Subsidiary or the Subsidiary that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(xvi)   Indebtedness of any Subsidiaries of Holdings organized under the laws of Canada pursuant to an asset based lending facility in an aggregate principal amount not to exceed $20,000,000;

(xvii)   Indebtedness of the Credit Parties pursuant to the Revolving Credit Documents; provided that the aggregate principal amount and commitments under the Revolving Credit Documents shall not exceed $125,000,000 at any time outstanding; provided further that the aggregate principal amount and commitments under the Revolving Credit Documents may be increased to $150,000,000 if, prior to and after giving effect to such increase and incurrence of Indebtedness, if any, the Leverage Ratio shall not exceed 2.50 to 1.00 (determined based on the Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010) and after giving effect to the adjustments described in clauses (i) and (ii) of the definition of “Pro Forma Basis”); and

(xviii)   in addition to Indebtedness otherwise expressly permitted by this Section, Indebtedness of the Group Members in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

Notwithstanding anything to the contrary, none of Indebtedness incurred in reliance on this Section 6.1(a) may be Indebtedness owed to Griffon or any of its Subsidiaries (other than Group Members), except for Permitted Subordinated Indebtedness in an aggregate principal amount not exceeding $50,000,000 permitted under Section 6.1(a)(xii). For purposes of determining compliance with this Section 6.1, the Dollar Equivalent of the aggregate amount of any Indebtedness denominated in an Alternative Currency as of the date such Indebtedness is incurred shall be deemed to be the aggregate amount of such Indebtedness, and any fluctuation in the applicable Exchange Rate thereafter shall not affect compliance with this Section 6.1; provided that if any such Indebtedness is refinanced then, to the extent such refinancing is denominated in the same Alternative Currency and in the same principal amount and incurred by the same borrower, the Dollar Equivalent of such refinanced Indebtedness shall be determined using the applicable Exchange Rate as of the date such Indebtedness so refinanced was incurred.

(b)   Borrower will not, and will not permit any of its Subsidiaries to, assume, endorse, be or become liable for, or Guarantee, the obligations of any other Person (except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), except for:

(i)   Guarantees existing on the date hereof and set forth on Schedule 6.1(b);

(ii)   Guarantees by any Credit Party of obligations of any Credit Party (including, without limitation, all Indebtedness of a Credit Party expressly permitted under Section 6.1(a));

(iii)   Guarantees by any Foreign Subsidiary of obligations incurred pursuant to Section 6.1(a)(xiii);

(iv)   Indebtedness consisting of Guarantees of loans made to officers, directors or employees of any Group Member in an aggregate amount which shall not exceed $4,000,000 at any time outstanding; and

(v)   in addition to Guarantees otherwise expressly permitted by this Section, Guarantees of the Group Members; provided that the aggregate amount of obligations subject to such Guarantees shall not exceed $30,000,000 at any time.

Notwithstanding the foregoing, any Guarantees made by any Credit Party or any Subsidiaries of any Credit Party in reliance on Section 6.1(b)(iv) or (v) must also be expressly permitted by Section 6.6(c) or (o).

6.2.   Liens.  The Credit Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)   Liens created pursuant to (i) the Credit Documents and (ii) subject to the Intercreditor Agreement, Liens on the Collateral granted under the Revolving Credit Documents;

(b)   Permitted Encumbrances;

(c)   any Lien on any property or asset of any Group Member existing on the date hereof and set forth on Schedule 6.2 (excluding, however, following the making of the Term Loans hereunder on the Closing Date, Liens securing Indebtedness and other obligations under the Existing Debt Agreements); provided that (i) no such Lien shall extend to any other property or asset of any Group Member and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(d)   any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Group Member or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary (including in connection with an acquisition explicitly permitted by Section 6.4 but excluding the Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Group Member and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof;

(e)   Liens on fixed or capital assets acquired, constructed or improved by any Group Member (including any Liens permitted by paragraph (c) above that are of a type permitted by this clause (e)); provided that (i) such security interests secure Indebtedness expressly permitted by Section 6.1 incurred to finance such acquisition, construction or improvement, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within six months after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Group Member;

(f)   Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)   Liens granted by a Subsidiary that is not a Credit Party in favor of Borrower or another Credit Party in respect of Indebtedness owed by such Subsidiary;

(h)   Liens granted by any Subsidiaries that are not Credit Parties on assets of any Subsidiaries that are not Credit Parties to secure Indebtedness incurred pursuant to Section 6.1(a)(xiii); provided that any such Liens on assets of Domestic Subsidiaries shall not secure Indebtedness of Foreign Subsidiaries and any such Liens on assets of Foreign Subsidiaries shall not secure Indebtedness of Domestic Subsidiaries;

(i)   any interest or title of a lessor under any lease entered into by Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j)   Liens held by third parties on consigned goods incurred in the ordinary course of business;

(k)   bankers’ liens and rights to setoff with respect to deposit accounts, in each case, incurred in the ordinary course of business;

(l)   Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with the providers of such insurance or their Affiliates in respect thereof;

(m)   Liens on any assets that are the subject of an agreement for a disposition thereof expressly permitted under Section 6.4 that arise due to the existence of such agreement;

(n)   Liens on assets subject to the sale and leaseback transactions specified on Schedule 6.15;

(o)   Liens securing Indebtedness permitted under Section 6.1(a)(xvi); provided that such Liens only apply to assets of Subsidiaries of Holdings organized under the laws of Canada that are obligors in respect of such Indebtedness; and

(p)   additional Liens not otherwise expressly permitted by this Section on any property or asset of any Group Member securing obligations in an aggregate amount not exceeding $22,500,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under clause (a) and (e) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a), (b) and (e) of the definition of Permitted Encumbrance and clause (a) above.

6.3.   Mergers, Consolidations, Etc.  No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary which is a Credit Party (provided that, in the case of a merger involving a Subsidiary which is a Credit Party and another Subsidiary which is not a Credit Party, such Subsidiary which is a Credit Party shall be the continuing or surviving corporation), (ii) any other Subsidiary of Borrower which is not a Credit Party may be merged or consolidated with or into any other Subsidiary of Borrower which is not a Credit Party, and (iii) any Credit Party may make Permitted Acquisitions in compliance with Section 6.6(d).

6.4.   Dispositions.  No Credit Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests) (it being understood that the foregoing does not include the issuance by any issuer of Equity Interests), except:

(a)   obsolete or worn out property, tools or equipment no longer used or useful in its business;

(b)   any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c)   any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Group Member (provided that, in the case of any such transfer by a Subsidiary that is a Credit Party, the transferee must also be a Credit Party);

(d)   any Equity Interests of any Subsidiary of Borrower may be sold, transferred or otherwise disposed of to Borrower or any other Subsidiary of Borrower (provided that, in the case of any such transfer by a Credit Party, the transferee must also be a Credit Party);

(e)   any Group Member may sell, lease, transfer or otherwise dispose of its property and assets the fair market value of which does not exceed, together with the aggregate fair market value of all other such dispositions by Group Members consummated after the Closing Date in reliance on this Section 6.4(e), $250,000,000; provided (i)  any disposition of Equity Interests of any Subsidiary of Borrower must include all Equity Interests of and other Investments in such Subsidiary owned by the Group Members and (ii) prior to and after giving effect to the consummation of any such disposition, (A) no Default shall have occurred and be continuing, and (B) if the fair market value of the property and assets subject to such disposition exceeds $50,000,000, the Credit Parties and their respective Subsidiaries are in compliance with the covenants set forth in Section 6.11 on a Pro Forma Basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010);

(f)   the cross-licensing or licensing of intellectual property, in the ordinary course of business;

(g)   the dispositions expressly permitted by Section 6.3;

(h)   the leasing, occupancy or sub-leasing of real property in the ordinary course of business that would not materially interfere with the required use of such real property by any Group Member;

(i)   the sale or discount, in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof;

(j)   transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(k)   Liens expressly permitted by Section 6.2;

(l)   Restricted Payments expressly permitted by Section 6.7; and

(m)   sales necessary to effect sale and leaseback transactions specified on Schedule 6.15;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a), (c), (d), (f), (g), (i), (j), (k) and (l) above) shall be made for fair value and for at least 75% cash consideration.

6.5.   Lines of Business.  No Credit Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Group Members on the Closing Date (after giving effect to the Acquisition) and businesses reasonably related thereto.

6.6.   Investments and Acquisitions.  No Credit Party will, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)   Investments in Cash and Cash Equivalents, subject to Control Agreements in favor of Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of Administrative Agent for the benefit of the Secured Parties to the extent required under the Credit Documents;

(b)   Investments (other than Investments expressly permitted under paragraph (a) and (b) of this Section) existing on the date hereof and set forth on Schedule 6.6;

(c)   Investments by (i) Borrower in any Subsidiary which is a Credit Party or by any Subsidiary of Borrower in any Subsidiary which is a Credit Party or in Borrower; (ii) Holdings in Borrower; (iii) any Subsidiary that is not a Credit Party in any Subsidiary that is not a Credit Party and (iv) any Credit Party (other than Holdings) in a Subsidiary that is not a Credit Party not exceeding $10,000,000 in the aggregate for all Investments by Credit Parties in Subsidiaries that are not Credit Parties;

(d)   Any Permitted Acquisition if, prior to and after giving effect to such Permitted Acquisition, (i) the Credit Parties and their respective Subsidiaries are in compliance with the covenants set forth in Section 6.11 on a Pro Forma Basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010) and (ii) no Default shall have occurred and be continuing; provided that (x) the Acquisition Consideration (excluding consideration consisting of (1) Equity Interests (other than Disqualified Equity Interests of Holdings) in Griffon, or, after a Permitted Change of Control Transaction, Holdings and (2) a direct or indirect Cash equity contribution from Griffon to Holdings for the purpose of funding (in whole or in part) such Permitted Acquisition) for such Permitted Acquisition (or a series of related Permitted Acquisitions) does not exceed $100,000,000, (y) the aggregate Acquisition Consideration (excluding consideration consisting of (1) Equity Interests (other than Disqualified Equity Interests of Holdings) in Griffon, or, after a Permitted Change of Control Transaction, Holdings and (2) a direct or indirect Cash equity contribution from Griffon to Holdings for the purpose of funding (in whole or in part) such Permitted Acquisition) for all Permitted Acquisitions consummated after the Closing Date in reliance on this Section 6.6(d) does not exceed $300,000,000 and (z) the portion of the fair market value of the aggregate Acquisition Consideration (excluding consideration consisting of Equity Interests (other than Disqualified Equity Interests) in Griffon, or, after a Permitted Change of Control Transaction, Holdings) that is attributable to Investments in such Persons that are not Wholly-Owned Domestic Subsidiaries that become Guarantors at the time of such Permitted Acquisition may not exceed $50,000,000 in the aggregate since the Closing Date, except to the extent such Investments are treated, at the time of such Permitted Acquisition, as Investments in such Persons pursuant to this Section 6.6 and such Investments are permitted to be made thereunder (other than pursuant to this clause (d) and Section 6.6(k)) at such time;

(e)   purchases of inventory and other property to be sold or used in the ordinary course of business;

(f)   any Restricted Payments expressly permitted by Section 6.7;

(g)   extensions of trade credit in the ordinary course of business;

(h)   Investments arising in connection with the incurrence of Indebtedness expressly permitted by Section 6.1(a);

(i)   Investments (including debt obligations) received in the ordinary course of business by any Group Member in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j)   Investments of any Group Member under Hedge Agreements expressly permitted hereunder;

(k)   Investments of any Person in existence at the time such Person becomes a Subsidiary pursuant to a transaction expressly permitted by any other paragraph of this Section (other than the Acquisition); provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(l)   Investments resulting from pledges and deposits referred to in paragraphs (iii) and (iv) of the definition of “Permitted Encumbrances”;

(m)   the forgiveness or conversion to equity of any Indebtedness expressly permitted by Section 6.1(a)(ii) subject to the limitations in Section 6.6(c);

(n)   negotiable instruments and deposits held in the ordinary course of business;

(o)   in addition to Investments otherwise expressly permitted by this Section, Investments not exceeding in the aggregate $25,000,000; and

(p)   the Acquisition.

6.7.   Restricted Payments.  (a)  No Credit Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)   each of Holdings and Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock;

(ii)   Borrower may declare and pay to Holdings (including, without limitation, for further distribution, prior to a Permitted Change of Control Transaction, to Parent and ultimately to Griffon) (x) dividends or other payments to pay the Borrower’s allocated share of overhead and expenses (other than interest expense) (provided that any expenses related to or resulting from the accelerated vesting of any equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or it Affiliates in connection with a Permitted Change of Control Transaction paid by Borrower to Holdings shall not exceed $20,000,000 in the aggregate) incurred by Holdings in accordance with the exercise of the reasonable business judgment of Holdings, so long as such amounts are used for such purposes within 60 days after such amounts are paid; provided that the payments made pursuant to this Section 6.7(a)(ii)(x) shall be limited to (A) payments by the Borrower to pay its allocated share of (I) audit and accounting fees and expenses, including costs of internal audit, paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates); (II) insurance premiums, fees and expenses, including brokerage and other related fees and expenses, paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) and amounts paid or payable in connection with the settlement of any insurance claim to any third party (other than Holdings, Parent, Griffon or any of their respective affiliates); (III) environmental fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates); (IV) administration, consulting and other fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) relating to welfare benefits, plans and arrangements, and relating to Griffon’s 401(k) plan; and (V) legal, professional and consulting fees and expenses paid or payable to any third-party provider (other than Holdings, Parent, Griffon or any of their respective affiliates) (it being understood that payments by the Borrower to pay its allocated share of the items listed in the foregoing clauses (I) through (V) shall be permitted under this Section 6.7(a)(ii)(x) regardless of amount) and (B) other payments not exceeding $7,500,000 in any Fiscal Year, (y) dividends or other payments that are used to reimburse Griffon for the fair market value, as reasonably determined by the Borrower in good faith, of any grants made to employees of any Group Member pursuant to an equity-based compensation program, time-vested management incentive program or management bonus program of Griffon, Holdings or its Affiliates; provided that any such payments made pursuant to this Section 6.7(a)(ii)(y) shall not exceed $5,000,000 in any Fiscal Year and (z) payments to Griffon, Parent or their respective Affiliates of management fees pursuant to and to the extent expressly contemplated by the Management Agreement as in effect as of the Closing Date, so long as prior to and immediately after giving effect to any such payments, no Default shall have occurred and be continuing; provided that payments made pursuant to this Section 6.7(a)(ii)(z) in any Fiscal Year shall not exceed the greater of (i) $250,000 and (ii) 7.50% of pre-tax consolidated net income for such Fiscal Year (which, for purposes of this Section 6.7(a)(ii)(z) shall be calculated, for any Fiscal Year, as the net income of the Group Members for such Fiscal Year plus foreign, Federal, state and local income taxes deducted in determining net income for such Fiscal Year); provided that any such payments made pursuant to this Section 6.7(a)(ii) must be deducted (to the extent not already so deducted) from the Consolidated Net Income of Holdings and its Subsidiaries;

(iii)   Borrower may declare and pay dividends, distributions or otherwise make payments with respect to its Equity Interests to any Person of which Borrower is a direct or indirect Subsidiary and with whom Borrower files a consolidated, combined, unitary or affiliated income tax return at such time (“Consolidated Return”) and in such amounts as shall be required by such Person to pay the tax liability in respect of such return to the extent such liability is directly attributable to the income of Borrower and any Subsidiaries (the “Borrower Consolidated Group”) that file with such Person a Consolidated Return; provided that the total amount of any dividends, distributions or payments made pursuant to this clause for any taxable period shall not exceed the amount that the Borrower Consolidated Group would be required to pay in respect of Federal, state and local income Taxes for such period, determined taking into account any available net operating loss carryovers or other tax attributes of the Borrower Consolidated Group as if the Borrower Consolidated Group filed a separate Consolidated Return, less the amount of any such Taxes paid directly by the Borrower Consolidated Group.

(iv)   the Credit Parties may make payment of regularly scheduled interest as and when due in respect of any Permitted Subordinated Indebtedness permitted by Section 6.1(xii) owing to Griffon or its Subsidiaries (other than Group Members); and

(v)   Borrower may declare and pay to Holdings (including, without limitation, for further distribution, prior to a Permitted Change of Control Transaction to Parent and ultimately to Griffon) dividends not otherwise permitted hereunder in any Fiscal Year (commencing after the end of the Fiscal Year ending September 30, 2011); provided that (a) the aggregate amount of such payments to Holdings pursuant to this Section 6.7(iv) during any Fiscal Year shall not exceed the Consolidated Excess Cash Flow for the previous Fiscal Year minus the amount of prepayment required in respect of such Consolidated Excess Cash Flow pursuant to Section 2.11(d) (it being understood that no Restricted Payments may be made under this clause (iv) until after Borrower makes the prepayment required by Section 2.11(d) for the previous Fiscal Year), (b) prior to and after giving effect to such payment, no Default shall have occurred and be continuing, (c) after giving effect to such payment, the Leverage Ratio shall not exceed 2.75 to 1.00 (determined based on the Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended June 30, 2010) and after giving effect to the adjustments described in clause (i) of the definition of “Pro Forma Basis”) and (d) the Availability under the Revolving Credit Agreement shall be at least 30% of the aggregate commitments under the Revolving Credit Agreement for each of the most recent 30 days (or, if less, the number of days elapsed since the Closing Date) and after giving effect thereto;

provided that nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of Borrower to Borrower, any other Subsidiary of Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Equity Interests of such Subsidiary owned by such minority shareholder); provided further that no Restricted Payments may be made to Griffon, Parent or their respective Affiliates (other than Holdings and its Subsidiaries) following a Permitted Change of Control Transaction.

(b)   No Credit Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)   payment of Indebtedness created under the Credit Documents or the Revolving Credit Documents or payments on Indebtedness owed by a Subsidiary of a Credit Party to a Credit Party or by a Credit Party to any other Credit Party;

(ii)   payments in respect of any Hedge Agreement permitted under this Agreement and payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof; provided that principal payments (including, without limitation, any payment due at maturity or any partial or full repayment upon demand or otherwise) in respect of Indebtedness owed to Griffon or any Subsidiary of Griffon that is not a Group Member shall only be permitted so long as, after giving pro forma effect to such payment, (A) no Default shall have occurred and be continuing and (B) the Availability under the Revolving Credit Agreement shall be at least 30% of the aggregate commitments under the Revolving Credit Agreement for each of the most recent 30 days (or, if less, the number of days elapsed since the Closing Date) and after giving effect thereto;

(iii)   refinancings of Indebtedness to the extent expressly permitted by Section 6.1; and

(iv)   payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

6.8.   Transactions with Affiliates.  No Credit Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)   transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Group Member than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b)   transactions (i) between or among Borrower and its Wholly-Owned Subsidiaries that are Credit Parties and not involving any other Affiliate or (ii) between or among Wholly-Owned Foreign Subsidiaries not involving any other Affiliate;

(c)   any Investments expressly permitted by Section 6.6; provided that this Section 6.8(c) (i) shall not permit Investments in Equity Interests of Griffon or any of its Subsidiaries (other than Group Members) and (ii) any loans, advances or other Investments made by any Group Member to Griffon or any of its Subsidiaries (other than Group Members) shall be made at prices and on terms and conditions not less favorable to such Group Member than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(d)   any Restricted Payment expressly permitted by Section 6.7; and

(e)   any Affiliate who is a natural person may serve as an employee or director of any Credit Party and receive reasonable compensation for his services in such capacity.

6.9.   Restrictive Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Group Member to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Group Member or to Guarantee Indebtedness of any Group Member, except:

(a)   restrictions and conditions imposed by law or by this Agreement or by any Revolving Credit Document;

(b)   restrictions and conditions existing on the date hereof identified on Schedule 6.9 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(c)   customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(d)    (solely with respect to clause (i) above) (i) restrictions or conditions imposed by any agreement (other than any Revolving Credit Document) relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) customary provisions in leases and other contracts restricting the assignment thereof; and

(e)   (solely with respect to clause (ii) above) (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness of any Foreign Subsidiary permitted by this Agreement if such restrictions or conditions apply only to the applicable Foreign Subsidiary and (ii) customary provisions in leases and other contracts restricting the assignment thereof.

6.10.   Hedge Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any Hedge Agreement, other than (a) Hedge Agreements required by Section 5.12 of this Agreement or by any Revolving Credit Document and (b) Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Group Member is exposed in the conduct of its business or the management of its liabilities.

6.11.   Financial Covenants.

(a)   Interest Coverage Ratio.  The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Interest Coverage Ratio
December 31, 2010	2.90:1.00
March 31, 2011	2.90:1.00
June 30, 2011	2.90:1.00
September 30, 2011	3.00:1.00
December 31, 2011	3.00:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.50:1.00
March 31, 2013	3.75:1.00
June 30, 2013	3.75:1.00
September 30, 2013 and thereafter	4.00:1.00

(b)   Leverage Ratio.  The Credit Parties shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
December 31, 2010	3.95:1.00
March 31, 2011	3.95:1.00
June 30, 2011	3.75:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.25:1.00

Fiscal Quarter	Leverage Ratio
March 31, 2012	3.25:1.00
June 30, 2012	3.00:1.00
September 30, 2012	2.75:1.00
December 31, 2012	2.75:1.00
March 31, 2013	2.50:1.00
June 30, 2013	2.50:1.00
September 30, 2013 and thereafter	2.25:1.00

(c)   Certain Calculations.  For purposes of determining compliance with the financial covenants set forth in Section 6.11 and for any other purposes for which the Leverage Ratio or the Interest Coverage Ratio is determined, with respect to any period during which a Material Acquisition or Material Disposition has occurred, Consolidated Adjusted EBITDA and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis to give effect thereto and to any other Material Acquisition or Material Disposition consummated since the first day of such period (including pro forma adjustments arising out of events that are directly attributable thereto, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical financial statements of any assets so acquired or disposed and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and, in the case of any such incurred Indebtedness that bears a floating rate of interest, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period).

6.12.   Stock Issuance.  No Credit Party will, nor will it permit any of its Subsidiaries to, issue any additional shares, or any right or option to acquire any shares or any security convertible into any shares, of the Equity Interests of any Subsidiary, except (a) the Equity Interests of any Subsidiary in connection with dividends in Equity Interests expressly permitted by Section 6.7, (b) the Equity Interests of any Subsidiary to Borrower or any of its Subsidiaries, (c) the Equity Interests of Holdings (other than Disqualified Equity Interests) issued to Griffon or Parent in consideration of the Equity Contribution, (d) (i) prior to the Permitted Change of Control Transaction, the Equity Interests (other than Disqualified Equity Interests) of Holdings to Griffon and its Subsidiaries (other than any Group Member) and (ii) after the Permitted Change of Control Transaction the Equity Interests (other Disqualified Equity Interests) of Holdings to any Person so long as no Default shall have occurred and be continuing; provided that no Equity Interests of a Credit Party shall be owned by a Subsidiary that is not a Credit Party.

6.13.   Modifications of Certain Documents.  No Credit Party will, nor will it permit any of its Subsidiaries to, consent to any modification, amendment, supplement or waiver of any of the provisions of (A) its charter, by-laws or other organizational documents or any other agreement or instrument to which any Group Member is a party or is bound, in each case, that could reasonably be expected to have a Material Adverse Effect, (B) except as permitted by Section 6.1(a)(xii)(II), any Permitted Subordinated Debt, in each case, without the prior consent of the Administrative Agent (with the approval of the Requisite Lenders) or (C) the Management Agreement.

6.14.   Passive Holding Company Status.  Holdings will not (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Credit Documents and the Revolving Credit Documents to which it is a party and (z) obligations with respect to its Equity Interests, or (iii) own, lease, manage or otherwise operate any properties or assets (other than Cash, Cash Equivalents and the ownership of shares of Equity Interests of Borrower).

6.15.   Sale and Leaseback Transactions.  No Credit Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Group Member that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Group Member acquires or completes the construction of such fixed or capital asset.  Notwithstanding the foregoing, no transaction or arrangement shall be restricted under this Section 6.15 if, in connection with such transaction or arrangement, any Indebtedness or Lien incurred is permitted to be incurred under Section 6.1 and Section 6.2 and any sale or transfer is treated as a sale under Section 6.4(e) and permitted thereunder.

6.16.   Capital Expenditures.  (a)  The Credit Parties will not, nor will they permit any Subsidiary to, incur or make any Consolidated Capital Expenditures in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year.

Fiscal Year Ending	Consolidated Capital Expenditures
September 30, 2010	$50,000,000
September 30, 2011	$65,000,000
September 30, 2012	$40,000,000
September 30, 2013	$40,000,000
September 30, 2014	$40,000,000

Fiscal Year Ending	Consolidated Capital Expenditures
September 30, 2015	$40,000,000
September 30, 2016	$40,000,000

(b)   The amount of any Consolidated Capital Expenditures permitted to be made in respect of any Fiscal Year (commencing with the Fiscal Year ending September 30, 2011) shall be increased by 60% of the unused amount of Consolidated Capital Expenditures that were permitted to be made during the immediately preceding Fiscal Year pursuant to Section 6.16(a), without giving effect to any carryover amount.  Consolidated Capital Expenditures in any Fiscal Year shall be deemed to use first, the amount for such Fiscal Year set forth in Section 6.16(a) and, second, any amount carried forward to such Fiscal Year pursuant to this Section 6.16(b).

6.17.   Fiscal Year.  Holdings shall not permit its Fiscal Year or the Fiscal Year of any of its Subsidiaries to end on a day other than on (or, in the case of certain Subsidiaries, about) September 30.

SECTION 7.   GUARANTY

7.1.   Guarantee of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent, for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (collectively, the “Guaranteed Obligations”).

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under the Obligations Guarantee set forth in this Section 7.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Obligations Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Obligations Guarantee in respect of the Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Obligations Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Obligations Guarantee (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Obligations Guarantee is a guarantee of payment when due and not of collectability.  This Obligations Guarantee is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Obligations Guarantee upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Secured Hedge Agreements; and

(f)   this Obligations Guarantee and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Secured Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Secured Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of

Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full in Cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Credit Documents, the Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor hereby waives to the fullest extent permitted by law any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Obligations Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations in accordance with the terms of this Agreement but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.   Continuing Obligations Guarantee.  This Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations) shall have been paid in full in Cash.  Each Guarantor hereby irrevocably waives any right to revoke this Obligations Guarantee as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Secured Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Secured Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Secured Party.

7.11.   Bankruptcy, Etc.  (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.   Discharge of Obligations Guarantee upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) to a Person that is not a Group Member in accordance with the terms and conditions hereof, the Obligations Guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Sale.

SECTION 8.   EVENTS OF DEFAULT

If any one or more of the following events (“Events of Default”) shall occur:

(a)   the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable in accordance with the terms hereof, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)   the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section)

payable under this Agreement or under any other Credit Document, when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of five or more Business Days;

(c)   any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof, shall prove to have been false or misleading when made or deemed made in any material respect;

(d)   any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 2.3, 5.1(a), (b), (c) or (d), 5.2 or 5.3 (with respect to a Credit Party’s existence) or in Section 6 or any Credit Party shall default in the performance of any of its obligations contained in Sections 4.1(d), (e) or (f), 4.7(a) or (b), 4.11 or 4.14 of the Pledge and Security Agreement or Article VII of the Pledge and Security Agreement;

(e)   any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in paragraph (a), (b) or (d) of this Article) or any other Credit Document and such failure shall continue unremedied for a period of 30 or more days after receipt by Borrower of notice of such default from Administrative Agent or any Lender;

(f)   any Group Member shall fail to make any payment (whether of principal or interest and regardless of amount and including any payment in settlement of a Hedge Agreement) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied beyond the grace period, if any, provided therefor;

(g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Group Member, or, prior to the Permitted Change of Control Transaction, Griffon or Parent, of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member, or, prior to the Permitted Change of Control Transaction, Griffon

or Parent, for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)   any Group Member, or, prior to the Permitted Change of Control Transaction, Griffon or Parent, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)   any Group Member or, prior to the Permitted Change of Control Transaction, Griffon or Parent shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)   one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against any Group Member or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or vacated or, in respect with such judgment, any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment;

(l)   an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)   a Change of Control shall occur;

(n)   any material provision of any Credit Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Credit Document or shall assert in writing, or engage in any action based on any such written assertion, that any provision of any of the Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms)

(o)   the Obligations Guarantee contained in Section 7 shall for whatever reason cease to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert;

or

(p)   the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein), free and clear of all other Liens (other than Liens expressly permitted under Section 6.2 or under the Collateral Documents), or, except for expiration in accordance with its terms, any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or the enforceability thereof shall be contested by any Credit Party or any Affiliate of any Credit Party;

then, (1) upon the occurrence of any Event of Default described in clause (h) or (i) of this Section, automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans, and (II) all other Obligations and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.   AGENTS

9.1.   Appointment of Agents.  GSLP and DBSI are hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes GSLP and DBSI to act as Syndication Agents in accordance with the terms hereof and of the other Credit Documents.  GSLP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSLP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and of the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Each Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, GSLP and DBSI, solely in their capacity as Syndication Agent, shall not have any obligations under the Credit Documents but shall be entitled to the benefits of this Section 9.  Each Syndication Agent and any other Person appointed under the Credit Documents to serve in an agent or similar capacity may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.

9.3.   General Immunity.  (a)  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent nor any of its Related Parties shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)   Delegation of Duties.  Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable.  Each of Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of each of Administrative Agent and Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.   Agents Entitled To Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.  (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.   Successor Administrative Agent and Collateral Agent.  (a)  Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of GSLP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSLP or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)   In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8.   Collateral Documents and Obligations Guarantee.  (a)  Agents under Collateral Documents and Obligations Guarantee.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Obligations Guarantee pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)   Right to Realize on Collateral and Enforce Obligations Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Obligations Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)   Rights under Secured Hedge Agreements.  No Secured Hedge Agreement will create (or be deemed to create) in favor of any Secured Hedge Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(i) of this Agreement and Section 5.2 of the Pledge and Security Agreement.  By accepting the benefits of the Collateral, such Secured Hedge Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)   Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Secured Hedge Agreement or contingent indemnification obligations) have been paid in full and all Term Loan Commitments have terminated or expired, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Secured Hedge Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  Notwithstanding the foregoing, upon the request of Borrower in connection with any disposition of assets or property of any Credit Party permitted hereunder other than to other Credit Parties, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral being disposed of in such disposition, and to release any guarantee obligations provided for in any Credit Document of any Person being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Credit Documents; provided that Administrative Agent shall be entitled to receive and rely upon a certificate of Borrower reasonably satisfactory to it to the effect that such dispositions and the release of security interests and Guarantee Obligations, if applicable, are permitted hereunder.

9.9.   Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable Taxes.  Each Lender shall severally indemnify the Administrative Agent for any such Taxes (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 9.9 shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.  (a)  Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)   Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective Related Parties warrants the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and its Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv)   Each Credit Party and each Lender agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)   Any notice of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)   Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States Federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the actual and reasonable documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents (including exercise of any rights under Section 5.7) and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower, it being agreed that Borrower shall not be responsible for the fees and expenses of more than one counsel for both Agents and the Lenders plus, if necessary, one local counsel per jurisdiction plus, in the case of an actual or potential conflict of interest, one additional counsel per group of affected parties; (d) all the actual and reasonable documented costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual and reasonable documented costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all actual and reasonable documented costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the enforcement, exercise or protection of the rights of any Agent in connection with the Credit Documents, including the rights under this Section, in connection with the Term Loans, and custody or preservation of any of the Collateral; (g) all other actual and reasonable documented costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Term Loan Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default, all actual costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.   Indemnity.  (a)  In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  If any Lender exercises its rights of set-off pursuant to this Section 10.4, such Lender agrees to reasonably promptly notify Borrower thereof (provided that any failure to give such notice shall not affect the validity of any set-off under this Section).

10.5.   Amendments and Waivers.  (a)  Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Term Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)   reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee (including any prepayment fees) or any premium payable hereunder;

(iv)   extend the scheduled time for payment of any such interest or fees;

(v)   reduce the principal amount of any Term Loan;

(vi)   amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit made under this Agreement may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii)   release all or substantially all of the Collateral from the Liens of the Collateral Documents or Guarantors representing all or substantially all of the value of the Obligations Guarantee from their obligations under the Obligations Guarantee (or limit liability of all or substantially all of the Guarantors in respect of such Obligations Guarantee), except as expressly provided in the Credit Documents; or

(ix)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or the definition of “Hedge Agreement,” “Obligations,” “Secured Hedge Agreement,” “Secured Hedge Counterparty,” or “Secured Hedge Obligations” (as defined in any applicable

Collateral Document), in each case in a manner adverse to any Hedge Counterparty with Obligations then outstanding without the written consent of any such Hedge Counterparty; or

(ii)   amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)   Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.   Successors and Assigns; Participations.  (a)  Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto, their respective successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or delegation without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, Arrangers and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Borrower, Administrative Agent, Collateral Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt by Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.  Following repurchase and cancellation by Borrower of Term Loans pursuant to Section 2.10(c), Administrative Agent shall make appropriate entries in the Register to reflect any such cancelation.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations:

(i)   to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and (except in the case of assignments made by or to GSLP and its Affiliates or DBTCA and its Affiliates) consented to by Borrower (which consent shall not be (x) unreasonably withheld or delayed or (y) required at any time an Event of Default shall have occurred and then be continuing and which consent shall be deemed to be given unless Borrower objects thereto by written notice to Administrative Agent within five days after having received notice thereof)); provided further that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender) with respect to the assignment of Term Loans.

(d)   Mechanics.  Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States Federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSLP or any Affiliate thereof or (z) in the case of an Assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than to Griffon, Parent, any Credit Party or any Affiliates thereof, excluding GSLP and its Affiliates (other than Griffon, Parent, Holdings or any of their respective Subsidiaries)) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.

(ii)   The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification, waiver or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all Lenders (it being understood that a waiver of any Default shall not constitute a change in the terms of such participation).

(iii)   Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent, (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender and (z) each Lender that sells a participation (acting solely for this purpose as an agent of the Borrower) shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Term Loans or in any other Obligation (the “Participant Register”) and no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or in any other Obligation) except to the extent that such disclosure is necessary to establish that such Commitments, Term Loans or interest in any other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations; provided further that, except as specifically set forth in clauses (x), (y) and (z) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  The entries in the Participant Register shall be conclusive and such Lender, each Credit Party and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h)   Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans on the Closing Date.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Terms Loans and the termination hereof.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or Federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.   Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15.   CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL

INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or other Obligations or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures in customary “tombstone” or similar advertisements, (vi) disclosures necessary for the obtaining of CUSIP numbers for the Term Loans and (vii) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower.

10.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20.   Effectiveness; Entire Agreement.  Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any other provisions of the Commitment Letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect (such terms, the “Surviving Terms”)). With the exception of the Surviving Terms, all obligations of the Arrangers and their respective Related Parties under the Commitment Letter shall terminate and be superseded by the Credit Documents, and the Arrangers and their respective Related Parties shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Borrower hereby assumes all obligations of Parent and Clopay Acquisition Corp. under the Commitment Letter with respect to the Surviving Terms.

10.21.   PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CLOPAY AMES TRUE TEMPER HOLDING CORP.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY AMES TRUE TEMPER LLC

By:	/s/ Seth L. Kaplan
Name: Seth K. Kaplan
Title: Senior Vice President

CLOPAY PLASTIC PRODUCTS COMPANY, INC.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY BUILDING PRODUCTS COMPANY, INC.

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY BUILDING PRODUCTS
INTERNATIONAL SALES CORPORATION

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Vice President and Treasurer

CLOPAY TRANSPORTATION COMPANY

By:	/s/ Tom Gibbons
Name: Tom Gibbons
Title: Treasurer

CLOPAY ACQUISITION CORP.

By:	/s/ Seth L. Kaplan
Name: Seth K. Kaplan
Title: Senior Vice President

CHATT HOLDINGS INC.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

ATT HOLDING CO.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

AMES TRUE TEMPER, INC.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President of Finance and CFO

AMES U.S. HOLDING CORP.

By:	/s/ David Nuti
Name: David Nuti
Title: Vice President, Treasurer and Secretary

AMES TRUE TEMPER PROPERTIES, INC.

By:	/s/ David Nuti
Name: David Nuti
Title: CFO and Assistant Secretary

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Alexis Maged
Authorized Signatory